UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Pursuant to §240.14a-12	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Constellation Energy Partners LLC

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Constellation Energy Partners LLC

1801 Main Street, Suite 1300

Houston, Texas 77002

September 12, 2011

Dear Unitholder:

You are invited to attend our annual meeting of unitholders to be held on Monday, October 24, 2011, at 8:00 a.m. local time at 1801 Main Street, Suite 1300, Houston, Texas 77002. Enclosed is our 2010 Annual Report for your review.

At the annual meeting, common unitholders will be voting on the following business matters: the election of Class B managers and the ratification of our independent registered public accounting firm for 2011. In addition, if properly presented at the meeting, a unitholder proposal will also be considered. The Class A unitholders will be voting only on the second and third proposals. Please consider the issues presented and vote your common units as promptly as possible.

We are pleased to be using the U.S. Securities and Exchange Commission rule allowing companies to furnish proxy materials to unitholders over the Internet. We believe that this process expedites our unitholders’ receipt of proxy materials, lowers the costs of distribution and reduces the environmental impact of printing and distributing proxy materials.

In accordance with this rule, we are mailing to our unitholders an Important Notice Regarding the Availability of Proxy Materials (“Notice”) instead of a paper copy of this proxy statement and our 2010 Annual Report. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement and a form of proxy card and our 2010 Annual Report. All unitholders who do not receive a Notice will receive a paper copy of the proxy materials by mail.

Your vote is important. Whether or not you plan to attend the annual meeting, please complete your proxy card and return it to us to ensure that your vote is counted. If you hold your units through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your units.

Thank you for your continued support of Constellation Energy Partners.

Sincerely,

John R. Collins

Chairman of the Board

Constellation Energy Partners LLC

1801 Main Street, Suite 1300

Houston, Texas 77002

Notice of Annual Meeting of Unitholders

To the Owners of Common Units and Class A Units of Constellation Energy Partners LLC:

Our annual meeting of unitholders will be held on Monday, October 24, 2011 at 8:00 a.m. local time at 1801 Main Street, Suite 1300, Houston, Texas 77002 to:

1.	select Class B managers;

2.	ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011;

3.	consider a unitholder proposal, if properly presented at the annual meeting; and

4.	transact any other business that properly comes before the meeting, or any adjournment thereof.

The board of managers recommends a vote “FOR” each of the Class B manager nominees and the ratification of the independent registered public accounting firm and “AGAINST” the unitholder proposal regarding distributions.

We discuss the above business matters in more detail in the attached Proxy Statement.

Only holders of record of our common units and Class A units at the close of business on August 31, 2011 will be entitled to vote.

Lisa J. Mellencamp

Secretary

September 12, 2011

Important Notice Regarding the Availability of Proxy Materials

for the Unitholder Meeting to Be Held on October 24, 2011:

The Proxy Statement and 2010 Annual Report are available at

www.constellationenergypartners.com/proxymaterials

Constellation Energy Partners LLC

Proxy Statement

QUESTIONS & ANSWERS ON VOTING PROCEDURES

Who is entitled to vote at the annual meeting, and how many votes do they have?

With respect to Proposals Nos. 1, 2 and 3, holders of record of our common, or Class B, units who owned common units as of the close of business on August 31, 2011 may vote at the meeting. Each common unit has one vote. There were 23,768,193 common units outstanding and eligible to vote on that date. With respect to Proposals Nos. 2 and 3, holders of record of our Class A units who owned Class A units as of the close of business on August 31, 2011 may vote at the meeting. Each Class A unit has one vote. There were 485,065 Class A units outstanding and eligible to vote on that date. The Class A units may not be voted in respect of Proposal No. 1.

When were the enclosed solicitation materials first given to unitholders?

The enclosed Annual Report and proxy card, together with the Notice of Annual Meeting and Proxy Statement, were first sent, or given, to unitholders on or about September 12, 2011.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

This year, in connection with SEC rules that allow companies to furnish their proxy materials over the Internet, we have sent to our unitholders an Important Notice Regarding the Availability of Proxy Materials instead of a paper copy of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, unitholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. A unitholder’s election to receive proxy materials by mail or e-mail will remain in effect until the unitholder terminates the election.

Can I vote my shares by filling out and returning the Notice?

No. The Notice will, however, provide instructions on how to vote by the Internet or by telephone, by requesting and returning a paper proxy card, or by submitting a ballot in person at the annual meeting.

How can I access the proxy materials over the Internet?

You can view the proxy materials for the annual meeting on the Internet by using your control number which is listed on your Notice. If you received a paper copy of your proxy materials, your control number can be found on your proxy card or voting instruction form.

Our proxy materials are also available on our website at www.constellationenergypartners.com.

What is a quorum of unitholders?

A quorum is the presence at the annual meeting in person or by proxy of a majority of each class of unitholders then outstanding and entitled to vote. Since there were 23,768,193 common units outstanding and eligible to vote on August 31, 2011, the presence of holders of 11,884,098 common units is a quorum with respect to the common units. Since there were 485,065 Class A units outstanding and eligible to vote on August 31, 2011, the presence of holders of 242,534 Class A units is a quorum with respect to the Class A units. We must have a quorum of both the common units and the Class A units to conduct the meeting.

How many votes does it take to pass each matter?

If a quorum of unitholders is present at the meeting, we need:

•	a plurality of all the votes cast by holders of common units to elect each Class B manager nominee;

•	a majority of all the votes cast by holders of common units and Class A units to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm and

•	a majority of all the votes cast by holders of common units and Class A units to approve the unitholder proposal.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes count for purposes of determining the presence of a quorum. “Broker non-votes” occur when a bank, broker or other holder of record holding units for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. For all matters, abstentions and broker non-votes will not have any effect on the result of the vote.

How do I vote?

You may vote by any of the following methods:

•	By Telephone or Internet—If you have telephone or Internet access, you may submit your proxy vote by following the instructions provided in the Notice or on your proxy card or voting instruction form.

•

By Mail—You may submit your proxy vote by mail by signing a proxy card if your units are registered or, for units held beneficially in street name, by following the voting instructions included by your broker, trustee or nominee, and mailing it in the enclosed envelope. If you provide specific voting instructions, your units will be voted as you have instructed.

•

In Person at the Annual Meeting—If your units are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those units, the unitholder of record. As the unitholder of record, you have the right to vote in person at the annual meeting. If your units are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of units held in street name. As the beneficial owner, you are also invited to attend the annual meeting. Since a beneficial owner is not the unitholder of record, you may not vote these units in person at the meeting unless you obtain a “legal proxy” from your broker, trustee or nominee that holds your units, giving you the right to vote the units at the annual meeting. If you plan on attending the annual meeting in person and need directions to the meeting site, please contact Investor Relations at (877) 847-0009.

If I vote by telephone or Internet and received a proxy card in the mail, do I need to return my proxy card?

No.

If my units are held in “street name” by my broker, will my broker vote my units for me?

If your units are held in a brokerage account, you will receive a full meeting package including a voting instructions form to vote your units. Your brokerage firm may permit you to provide voting instructions by telephone or by the Internet. Brokerage firms have the authority under NYSE Arca rules to vote their clients’ unvoted units on certain routine matters. The matter covered by Proposal No. 2 to ratify the appointment of our auditor is considered a routine matter under the rules of the NYSE Arca. Therefore, if you do not vote on this proposal, your brokerage firm may choose to vote for you or leave your units unvoted. Your brokerage firm is not permitted, however, to vote your units on Proposal No. 1 to elect Class B manager nominees or Proposal No. 3 with respect to the unitholder proposal. We urge you to respond to your brokerage firm so that your vote will be cast in accordance with your instructions.

What is a proxy?

A proxy is another person you authorize to vote on your behalf. We solicit proxy cards that are used to instruct the proxy how to vote so that all common units may be voted at the annual meeting even if the holders do not attend the meeting.

How will my proxy vote my units?

If you properly sign and return your proxy card or voting instructions form, your units will be voted as you direct. If you sign and return your proxy card or voting instructions form, but do not specify how you want your units voted, they will be voted “FOR” the election of each Class B manager nominee, “FOR” the ratification of the appointment of our independent registered public accounting firm and “AGAINST” the unitholder proposal. Also, you will give your proxies authority to vote, using their discretion, on any other business that properly comes before the meeting, including to adjourn the meeting.

How do I vote using my proxy card?

There are three steps.

1.	Vote on each of the matters as follows:

•	Proposal No. 1. The names of the Class B manager nominees are listed on your proxy card. Check the box “FOR” or “WITHHOLD” for each nominee; and

•	Proposal No. 2. Check the box “FOR” or “AGAINST,” or “ABSTAIN” (to cast no vote).

•	Proposal No. 3. Check the box “FOR” or “AGAINST,” or “ABSTAIN” (to cast no vote).

2.	Sign and date your proxy card. If you do not sign and date your proxy card, your votes cannot be counted.

3.	Mail your proxy card in the pre-addressed, postage-paid envelope.

Please check the box on your proxy card if you plan to attend the annual meeting.

Can I vote by proxy even if I plan to attend the annual meeting?

Yes. If you vote by proxy and decide to attend the annual meeting, you do not need to fill out a ballot at the meeting, unless you want to change your vote.

Why might I receive more than one proxy card? Should I vote on each proxy card I receive?

First, you may have various accounts with us that are registered differently, perhaps in different names or with different social security or federal tax identification numbers. Second, you may also own units indirectly through your broker. Your broker will send you a proxy card or voting instructions form for these units. You should vote on each proxy card or voting instructions form you receive and mail it to the address shown on the proxy card or form.

How do I change my vote or revoke my proxy?

You may change your vote at any time before the annual meeting by:

•	notifying Lisa J. Mellencamp, Secretary, in writing at Constellation Energy Partners LLC, 1801 Main Street, Suite 1300, Houston, Texas 77002, that you are changing your vote or revoking your proxy; or

•	completing and sending in another proxy card or voting instructions form with a later date; or

•	attending the annual meeting and voting in person.

Who is soliciting my proxy, how is it being solicited, and who pays the cost?

Constellation Energy Partners LLC on behalf of the board of managers, through its managers, officers and employees, is soliciting proxies primarily by mail. However, proxies may also be solicited in person, by telephone or facsimile. We pay the cost of soliciting proxies.

Where will the Constellation Energy Partners LLC 2011 Annual Meeting be held?

The annual meeting will be held on Monday, October 24th at 8:00 a.m. local time in downtown Houston, Texas at 1801 Main Street, Suite 1300. The building is located on Main Street between St. Joseph Parkway and Jefferson Street. The public entrance faces St. Joseph Parkway where you must check-in with the security desk. Parking is available in public lots surrounding our offices. Directions from major freeways include:

From IH-45 North—Exit Dallas/Pierce, continue on the exit ramp past the re-entry to IH-45 South. Keep left onto Jefferson Street. We are located at Jefferson Street and Main Street.

From IH-45 South—Exit Scott Street, keep left and follow signs for St. Joseph Parkway/Pease Street, keep left and proceed onto St. Joseph Parkway. We are located at St. Joseph Parkway and Main Street.

From US-59 North—Exit IH-10 West. Exit IH-45 South. Exit Dallas/Pierce and continue on the exit ramp past the re-entry to IH-45 South. Keep left onto Jefferson Street. We are located at Jefferson Street and Main Street.

From US-59 South—Exit Gray/Pierce and continue straight past Pierce Street. Turn left on St. Joseph Parkway. We are located at St. Joseph Parkway and Main Street.

From IH-10 West—Exit Smith Street and continue through downtown and turn left on Jefferson Street. We are located at Jefferson Street and Main Street.

From IH-10 East—Exit IH-45 South. Exit Dallas/Pierce and continue on the exit ramp past the re-entry to IH-45 South. Keep left onto Jefferson Street. We are located at Jefferson Street and Main Street.

Public Transportation—Use MetroRail Red Line—Downtown Transit Center. We are located across from the station.

MATTERS YOU ARE VOTING ON

Proposal No. 1: Election of Class B Managers

The board of managers consists of two Class A managers, who are elected by the Class A unitholder, and three Class B managers, who are elected by the common unitholders. Each of the three current Class B managers has been nominated by the board of managers for election as a Class B manager at the 2011 annual meeting to serve until the 2012 annual meeting of common unitholders or until their respective successors are elected and qualified. Each of the nominated Class B managers agrees to serve if elected. However, if for some reason one of them is unable or unwilling to serve, your proxies will vote for the election of another person nominated by the board of managers. Biographical information for each of the nominees and other information about them is presented beginning on page 6. The board of managers recommends a vote “FOR” each Class B manager nominee.

Proposal No. 2: Ratification of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for 2011

This proposal is to ratify our appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011. See Proposal No. 2 on page 38. The board of managers recommends a vote “FOR” Proposal No. 2.

Proposal No. 3: Unitholder Proposal Regarding Distributions

This proposal is to request the board of managers to resume paying quarterly cash distributions of an appropriate amount relative to members’ equity. See Proposal No. 3 on page 40. The board of managers recommends a vote “AGAINST” Proposal No. 3.

Other Business Matters

The board of managers is not aware of any other business for the annual meeting. However:

•	if any of the persons nominated to serve as Class B managers are unable or unwilling to serve and the board of managers designates a substitute nominee;

•

if any unitholders’ proposal, which is not in this proxy statement or on the proxy card or voting instructions form pursuant to Rule 14a-8 or 14a-9 of the Securities Exchange Act of 1934, is presented for action at the meeting, or

•	if any matters concerning the conduct of the meeting are presented for action,

then unitholders present at the meeting may vote on such items. If you are represented by proxy, your proxy will vote your common units using his or her discretion.

PROPOSAL NO. 1: ELECTION OF CLASS B MANAGERS

Vote Required; Recommendation of the Board of Managers

Class B managers are elected by a plurality of the votes cast by common unitholders, assuming a quorum is present. Abstentions and broker non-votes have no effect on this proposal, except they will be counted as having been present for purposes of determining the presence of a quorum.

THE BOARD OF MANAGERS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE BOARD OF MANAGERS’ CLASS B MANAGER NOMINEES. IF NOT OTHERWISE SPECIFIED IN PROXY CARDS, THE PROXIES WILL VOTE UNITS “FOR” EACH OF THE BOARD OF MANAGERS’ NOMINEES.

Class B managers are elected each year at the Annual Meeting of Unitholders. All three of our current Class B members have been nominated to stand for re-election at the Annual Meeting. At the Annual Meeting, our common unitholders will consider and act upon a proposal to elect three Class B managers to our board of managers to serve until the 2012 Annual Meeting of Unitholders. We encourage our manager nominees to attend our annual meetings to provide an opportunity for unitholders to communicate directly with managers about issues affecting our company. We anticipate that all manager nominees will attend the Annual Meeting.

Information concerning the three Class B manager nominees is set forth below. Each of the nominees has consented to be named in the proxy statement.

Class B Manager Nominees

Name	Age	Position with Our Company	Manager Since
Richard H. Bachmann	58	Independent Manager	2006
Richard S. Langdon	61	Independent Manager	2006
John N. Seitz	59	Independent Manager	2006

Richard H. Bachmann has been an independent member of our board of managers and our audit, compensation, conflicts, and nominating and governance committees and chair of our conflicts committee since November 2006. Mr. Bachmann joined the general partner (the “General Partner”) of Enterprise Products Partners L.P. (“Enterprise”) and Enterprise Products Company, a privately-held affiliate of Enterprise, as Executive Vice President, Chief Legal Officer and Secretary in January, 1999. Mr. Bachmann resigned such positions in November 2010. Also since January 1999, Mr. Bachmann has served as a Director of Enterprise Products Company. He previously served as a Director of the General Partner from June 2000 to January 2004 and was re-elected and continued as a Director of the General Partner from February 2006 until April 2010. Mr. Bachmann was elected Group Vice Chairman, Chief Legal Officer and Secretary of Enterprise Products Company in December 2007. Since April 2010, Mr. Bachmann has been and continues as the President and Chief Executive Officer of Enterprise Products Company. From August 2005 until April, 2010, Mr. Bachmann served as Executive Vice President, Chief Legal Officer and Secretary of EPE Holdings LLC, the sole general partner of Enterprise GP Holdings L.P., a publicly-traded partnership and an affiliate of Enterprise. Mr. Bachmann was also elected a Director of EPE Holdings in February 2006. In April 2010, Mr. Bachmann resigned his positions as Chief Legal Officer and Secretary of EPE Holdings LLC, but remained as a director and an Executive Vice President of that company until its merger with and into a subsidiary of Enterprise. After the merger in November 2010, Mr. Bachmann was elected a director of the post-merger general partner of Enterprise. In October 2006, Mr. Bachmann was elected President, Chief Executive Officer and a Director of DEP Holdings LLC, the sole general partner of Duncan Energy Partners L.P., a publicly-traded partnership, but resigned those positions in April 2010 to devote more time to his position at Enterprise Products Company. All of the foregoing entities perform various transportation and other services to the energy and petrochemical industries. Prior to joining Enterprise Products Company in 1999, Mr. Bachmann served as a Partner in the law firms of Snell & Smith P.C. from 1993 to 1998 and Butler & Binion from 1988 to 1993.

Richard S. Langdon has been an independent member of our board of managers and our audit, compensation, conflicts, and nominating and governance committees and chair of our audit committee since November 2006. Mr. Langdon is also currently the President and Chief Executive Officer of Matris Exploration Company L.P. (a position held since July 2004) and Sigma Energy Ventures, LLC (a position held since November 2007), and Executive Vice President of KMD Operating Company, LLC (a position held since August 2009), each of which is a privately held exploration and production company. From 1997 until 2002, Mr. Langdon served as Executive Vice President and Chief Financial Officer of EEX Corporation, a publicly traded exploration and production company that merged with Newfield Exploration Company in 2002. Prior to that, Mr. Langdon held various positions with the Pennzoil Companies from 1991 to 1996, including Executive Vice President—International Marketing—Pennzoil Products Company; Senior Vice President—Business Development—Pennzoil Company; and Senior Vice President—Commercial & Control—Pennzoil Exploration & Production Company. Mr. Langdon also serves as a director of Gasco Energy, Inc., a publicly traded exploration and production company.

John N. Seitz has been an independent member of our board of managers and our audit, compensation, conflicts, and nominating and governance committees and chair of our compensation and nominating and governance committees since November 2006. Mr. Seitz is also currently Vice Chairman of the Board of Directors of Endeavour International Corporation, a publicly traded oil and gas exploration and production company which he founded in February 2004, a director for ION Geophysical Corporation, f/k/a Input Output, Inc., a publicly traded provider of seismic products and services, and a director of Gulf United Energy, Inc., a publicly traded energy company with interests in international oil and natural gas properties. In February 2004, Mr. Seitz co-founded Endeavour International Corporation and served as its co-Chief Executive Officer until September 2006. Prior to founding Endeavour International Corporation, Mr. Seitz served as Chief Executive Officer, President and Chief Operating Officer of Anadarko Petroleum Corporation from January 2002 to March 2003, and prior to being named Chief Executive Officer, President and Chief Operating Officer, Mr. Seitz was the Chief Operating Officer and President of Anadarko Petroleum Corporation beginning in 1999. Mr. Seitz also served as Anadarko Petroleum Corporation’s Executive Vice President, Exploration and Production and as a member of its board of directors from 1997 to 1999.

Managers Designated by the Class A Unitholder

Constellation Energy Partners Management, LLC, or CEPM, is a subsidary of PostRock Energy Corporation, or PostRock, and as the sole owner of our Class A units, is entitled to elect two members to the board of managers voting as a separate class. This right can be eliminated only upon a proposal submitted by or with the consent of our board of managers and the vote of the holders of not less than 66  2/3% of our outstanding common units.

The names and certain additional information with respect to each of the two members of the board of managers designated by CEPM are set forth below. Although CEPM has already designated the following persons as its nominees to the board of managers, CEPM has informed us that these persons will be officially elected and become members of the board of managers as of the date of the Annual Meeting to serve a one-year term or until their successors are duly elected and qualified or until their earlier death, resignation or removal. The members of the board of managers designated by CEPM have consented to be named in this proxy statement.

Name	Age	Position with Our Company	Manager Since
John R. Collins	54	Chairman of the Board	2006
Hugh M. McIntosh	65	Manager	2011

John R. Collins has been a member of our board of managers since November 2006. Since August 2011, Mr. Collins has served as the Chief Financial Officer of Enduring Hydro LLC, a privately held company which provides strategic advice on and investments in hydro and other clean energy generation. Mr. Collins served as Senior Vice President of Constellation Energy Group, Inc., or Constellation, from October 2008 to December 2010. Prior to that, Mr. Collins was the Chief Financial Officer of Constellation from May 2007 to October 2008 and a member of Constellation’s Executive Committee, a Senior Vice President of Constellation from January 2004 to July 2007 and Constellation’s Chief Risk Officer from December 2001 to January 2008. Mr. Collins was also Managing Director-Finance and Treasurer of Constellation Power Source Holdings, Inc. from January 2000 to December 2001. From February 1997 to December 2001, Mr. Collins served as the senior financial officer of Constellation Energy Commodities Group, Inc., or CCG, a subsidiary of Constellation. Mr. Collins is the former Chairman of the Board of the Committee of Chief Risk Officers, an energy industry association of risk management professionals.

Hugh M. McIntosh has been a member of our board of managers since August 2011. Since June 2010, Mr. McIntosh has served as Head of School of Episcopal High School of Baton Rouge, Louisiana. Mr. McIntosh served as Head of School of Keystone School in San Antonio, Texas from January 2004 to June 2010, an educational consultant from 2002 to 2003, and as Chaplain at Punahou School in Honolulu, Hawaii from July 2001 to June 2002. Mr. McIntosh was formerly a lawyer and partner at the law firm of Vinson & Elkins LLP from 1973 to 1998 in Houston, Texas and Washington, D.C., where he was active in the energy transactions practice for approximately 25 years and had responsibilities for the operation and administration of the firm’s Washington, D.C. office for approximately 10 years. In 1998, Mr. McIntosh withdrew from Vinson & Elkins LLP to attend Harvard Divinity School and obtained a Master of Divinity in 2001. Mr. McIntosh has extensive civic and charitable involvement and has served on the boards of several non-profit entities providing arts and services to the community.

Determination of Independence

A majority of our managers are required to be independent in accordance with NYSE Arca listing standards. For a manager to be considered independent, the board of managers must affirmatively determine that such manager has no material relationship with us. When assessing the materiality of a manager’s relationship with us, the board of managers considers the issue from both the standpoint of the manager and from that of persons and organizations with whom or with which the manager has an affiliation. The board of managers has adopted standards to assist it in determining if a manager is independent. A manager will be deemed to have a material relationship with us and will not be deemed to be an independent manager if:

•	the manager has been an employee, or an immediate family member of the manager has been an executive officer, of us at any time during the past three years;

•

the manager has received, or an immediate family member of the manager has received, more than $100,000 in any twelve-month period in direct compensation from us, other than manager and committee fees or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), at any time during the past three years;

•

the manager has been affiliated with or employed by, or an immediate family member of the manager has been affiliated with or employed in a professional capacity by, a present or former internal or external auditor of us at any time during the past three years;

•

the manager has been employed, or an immediate family member of the manager has been employed, as an executive officer of another company where any of our present executives serve on that company’s compensation committee at any time during the past three years; or

•

the manager has been an executive officer or an employee, or an immediate family member of the manager has been an executive officer, of a company that makes payments to, or receives payments from, us for property or services in an amount that, in any single fiscal year, exceeds the greater of $200,000, or 5% of such other company’s consolidated gross revenues, at any time during the past three years.

The board of managers has determined that each of Messrs. Bachmann, Langdon and Seitz is independent under the NYSE Arca listing standards. In addition, the audit, compensation and nominating and corporate governance committees are composed entirely of independent managers in accordance with NYSE Arca listing standards, SEC requirements and other applicable laws, rules and regulations. Other than as set forth below, there are no transactions, relationships or other arrangements between us and our independent managers that need to be considered under the NYSE Arca listing standards in determining that such managers are independent.

We sold natural gas from the Black Warrior Basin to an affiliate of EPCO Inc. in each of 2010, 2009 and 2008. Mr. Bachman is an executive officer of EPCO Inc. As the sales did not exceed 2% of the consolidated gross revenues of EPCO Inc. at any time during those periods, the board of managers determined that the relationship was immaterial and did not impair Mr. Bachmann’s independence.

Qualifications of Board of Managers

At the time of our initial public offering in November 2006, Class A and Class B managers were selected to serve on our board of managers. CEPM appoints two Class A managers and our Class B unitholders elect three Class B managers. Some of the key criteria for serving on our board of managers as a Class B manager include independence from Constellation and PostRock, experience in the E&P industry, familiarity with master limited partnerships, and corporate governance, financial, or other management experience. Our Class B managers, and the specific experience, qualifications, attributes and skills that led the board to conclude that they should serve as managers, are:

•

Mr. Seitz brings to our board significant managerial and operational experience in the oil and gas industry. He is the current vice chairman of Endeavor International Corporation, a publicly traded oil and gas exploration company, and has served as the chief executive officer of Anadarko Petroleum, one of the largest independent oil and gas companies in North America. His specialized technical experience in the oil and gas industry adds significant value to the board’s contribution to our performance. He also has prior public company board experience, which is beneficial for the operations of our board, and currently serves as a director of ION Geophysical Corporation, a publicly traded provider of seismic services to the E&P industry, and as a director of Gulf United Energy, Inc., a publicly traded independent energy company with interests in international oil and natural gas properties. Mr. Seitz is independent of Constellation and PostRock.

•

Mr. Langdon brings to our board considerable financial and managerial experience in the energy industry as well as his entrepreneurial abilities, which are valuable to a small growing company such as us. He has served as the chief financial officer of EEX Corporation, a publicly traded exploration and production company that merged with Newfield Exploration. He has also held significant commercial positions with the Pennzoil Companies, including roles in business development and marketing. He is also the founder and owner of two privately held oil and gas companies. Mr. Langdon has extensive experience in finance and accounting that adds significant value to the board’s oversight role of our financial reporting. He has prior public company board and audit committee experience, which is beneficial for our board operations, and currently serves as the chairman of the audit committee of Gasco Energy, Inc., a publicly traded exploration and production company. Mr. Langdon is independent of Constellation and PostRock.

•

Mr. Bachmann brings to our board significant experience in the master limited publicly traded partnership sector and extensive legal and corporate governance skills. Mr. Bachmann has had a long-time affiliation with the Enterprise family of master limited partnerships, a large and successful group of energy-focused master limited partnerships. He has served in key leadership roles for Enterprise and its affiliates, including chief legal officer, director, president and chief executive officer. His experiences with Enterprise contribute to our board’s understanding of the business model for master limited partnerships. His experience and knowledge of legal affairs and corporate governance in the energy industry contributes to the efficiency and effectiveness of our board. Mr. Bachmann is independent of Constellation and PostRock.

CEPM has appointed Messrs. Collins and McIntosh as our two Class A managers to represent its interests on our board. Our Class A managers, and the specific experience, qualifications, attributes and skills that led CEPM and the board to conclude that they should serve as managers, are:

•

Mr. Collins brings to our board his substantial experiences in risk management, finance and investor relations. He was a long-time Constellation employee who has held various executive-level positions with the diversified energy firm, including leadership roles in finance and risk management. He has valuable historical perspectives on our growth and operations. He contributes cross-industry experience and depth of knowledge of finance, risk management, and corporate processes which offers our board important insights into the role of finance and risk management in our business and strategy. He adds value to the board oversight role of investor communications. He acts as a liaison with PostRock and ensures our board has continuing dialogue with our largest unitholder and with Constellation.

•

Mr. McIntosh brings to our board his significant professional, educational, and charitable experiences. He was a partner with the Vinson & Elkins LLP law firm where he developed an in-depth understanding of project finance, mergers and acquisitions, and corporate law. These experiences contribute to our ability to achieve our business plans and objectives, particularly those dealing with our capital structure and developing growth and expansion strategies, including the potential acquisition of additional properties through mergers and acquisitions. Mr. McIntosh has an exemplary educational background and has earned degrees from Harvard University, the University of Virginia, and Mississippi State University. He also has extensive civic and charitable involvement and has served on the boards of several non-profit entities providing arts and services to the community. These diverse educational, leadership and charitable experiences contribute to the capabilities of our board to act efficiently and effectively. He acts as a liaison with PostRock and ensures our board has continuing dialogue with our largest unitholder.

Since our initial public offering, all of our Class B managers have been reelected by our unitholders. CEPM elects its Class  A managers concurrent with our annual meeting.

Corporate Governance

Board Leadership Structure and Risk Oversight

Our board has three independent members as Class B managers and two managers appointed by CEPM as Class A managers. One of the Class A managers is currently our non-executive chairman of the board. Our independent board members are currently serving or have served as members of senior management of other public companies and have served as managers or directors of other public companies. We have four board committees comprised solely of independent managers, each with an independent manager serving as chair of the committee. We believe that the number of independent, experienced managers that make up our board, along with the oversight of the board by a Class A manager who is a non-executive chairman of the board, benefits our company and our unitholders.

Under our Second Amended and Restated Operating Agreement, as amended, and corporate governance guidelines, the chairman of the board is responsible for

•	chairing board meetings;

•	scheduling and setting the agendas for these meetings; and

•	providing information to board members in advance of each board meeting.

In addition, the board of managers has designated the chairman of the nominating and corporate governance committee to act as its “Lead Manager.” In that capacity, the current chairman, Mr. Seitz, has the following duties and authority:

•	presiding at all board meetings where the Chairman of the board of managers is not present;

•	serving as a liaison between the Chairman of the board of managers and the independent managers;

•	approving (i) information sent to the board and (ii) agendas and meeting schedules for board meetings;

•	calling meetings of the non-management managers;

•	ensuring his availability for direct consultation upon request of a major unitholder;

•	chairing the executive session of non-management managers; and

•	serving as a contact for unitholder complaints, other than those involving auditing/accounting matters.

Interested parties may communicate directly with Mr. Seitz in his capacity as Lead Manager by writing to the Secretary, Constellation Energy Partners LLC, 1801 Main Street, Suite 1300, Houston, Texas 77002.

In accordance with NYSE Arca requirements, our audit committee charter provides that the audit committee is responsible for overseeing the risk management function in the company. While the audit committee has primary responsibility for overseeing risk management, our entire board of managers is actively involved in overseeing risk management for the company. For example, on at least a quarterly basis, our audit committee and our full board receive a risk management report from the company’s chief financial officer. The full board also engages in periodic discussion with other company officers as the board may deem appropriate. In addition, each of our board committees considers the risks within its area of responsibilities. For example, our compensation committee considers the risks that may be implicated by our executive compensation programs. We believe that the leadership structure of our board supports the board’s effective oversight of our risk management.

On an annual basis, as part of our review of corporate governance, the board evaluates our board leadership structure to ensure that it remains the optimal structure for our company and our unitholders. We recognize that different board leadership structures may be appropriate for companies with different histories and cultures, as well as companies with varying sizes and performance characteristics. We believe our current leadership structure under which Mr. Collins, a Class A manager, serves as chairman of the board, the board committees are chaired by independent managers and a lead manager assumes specified responsibilities remains the optimal board leadership structure for our company and our unitholders at this time.

During 2010, the board of managers met 5 times. Each manager attended at least 75% of the meetings of the board and of each committee on which he served.

The board of managers has adopted a policy that encourages each manager to attend the annual meeting of unitholders. All of the persons then serving as our managers attended the 2010 Annual Meeting of Unitholders.

Committe es of the Board of Managers

Audit Committee

As described in the audit committee charter, the audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent public accountants to audit our financial statements, including assessing the independent auditor’s qualifications and independence, and establishes the scope of, and oversees, the annual audit. The committee also approves any other services provided by public accounting firms. The audit committee provides assistance to the board in fulfilling its oversight responsibility to the unitholders, the investment community and others relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of our internal audit function. The audit committee oversees our system of disclosure controls and procedures and system of internal controls regarding financial, accounting, legal compliance and ethics that management and our board of managers established. In doing so, it will be the responsibility of the audit committee to maintain free and open communication between the committee and our independent auditors, the internal accounting function and management of our company.

The board of managers has determined that the chairman of the audit committee is an “audit committee financial expert” as that term is defined in the applicable rules of the SEC. The audit committee held 5 meetings in 2010. Mr. Langdon is Chairman, and Messrs. Seitz and Bachmann are members.

Compensation Committee

As described in the compensation committee charter, the compensation committee establishes and reviews general policies related to our compensation and benefits. The compensation committee determines and approves, or makes recommendations to the board of managers with respect to, the compensation and benefits of our board of managers and our named executive officers and employees.

The compensation committee held 7 meetings in 2010. Mr. Seitz is Chairman, and Messrs. Bachmann and Langdon are members.

Conflicts Committee

Our board of managers has established a conflicts committee to review specific matters that the board believes may involve conflicts of interest, including transactions with related persons such as Constellation, PostRock or their affiliates or our managers and executive officers. The conflicts committee determines if the resolution of the conflict of interest is fair and reasonable to our company. Our limited liability company agreement provides that members of the conflicts committee may not be officers or employees of our company, or directors, officers or employees of any of our affiliates, and must meet the independence standards for service on an audit committee of a board of directors as established by NYSE Arca and SEC rules. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to our company and approved by all of our unitholders. However, the board is not required by the terms of our limited liability company agreement to submit the resolution of a potential conflict of interest to the conflicts committee, and may itself resolve such conflict of interest if the board determines that (i) the terms of the related person transaction are no less favorable to us than those generally being provided to or available from unrelated third parties or (ii) the transaction is fair and reasonable to us, taking into account the totality of the relationships between the parties involved. Any matters approved by the board in this manner will be deemed approved by all of our unitholders.

The conflicts committee held 4 meetings in 2010. Mr. Bachmann is Chairman, and Messrs. Seitz and Langdon are members.

Nominating and Governance Committee

As described in the nominating and governance committee charter, the nominating and governance committee nominates candidates to serve on our board of managers. The nominating and governance committee is also responsible for monitoring a process to review manager, board and committee effectiveness, developing and implementing our corporate governance guidelines, recommending committee members and committee chairpersons and otherwise taking a leadership role in shaping the corporate governance of our company.

The nominating and governance committee held 4 meetings in 2010. Mr. Seitz is Chairman, and Messrs. Bachmann and Langdon are members.

We maintain on our website, www.constellationenergypartners.com, copies of the charters of each of the committees of the board of managers (except the conflicts committee which does not have a charter), as well as copies of our Corporate Governance Guidelines, Code of Ethics for Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, and Code of Business Conduct and Ethics. Copies of these documents are also available in print upon request of our Corporate Secretary. The Code of Business Conduct and Ethics provides guidance on a wide range of conduct, conflicts of interest and legal compliance issues for all of our managers, officers and employees, including the chief executive officer, chief financial officer and chief accounting officer. We will post any amendments to, or waivers of, the Code of Business Conduct and Ethics applicable to our Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer on our website.

Executive Officers

The following sets forth information with respect to our current executive officers:

Stephen R. Brunner, age 53, has served as our President and Chief Executive Officer since March 2008 and our Chief Operating Officer since February 2008. He has also served as a member of our board of managers from December 2008 until August 2011. Mr. Brunner also served as Vice President for CCG from February 2008 to January 2009. From 2001 until November 2007, Mr. Brunner served as Executive Vice President, Operations of Pogo Producing Company, an oil and gas exploration company.

Charles C. Ward, age 51, has served as our Chief Financial Officer and Treasurer since March 2008. Mr. Ward also served as a Vice President of CCG from November 2005 until December 2008. Prior to that time, he was a Vice President of Enron North America Corp. from March 2002 to November 2005.

Michael B. Hiney, age 43, has served as our Chief Accounting Officer since March 2008. He also served as a Vice President of CCG from July 2006 until December 2008 where he served as Controller for Constellation Energy Partners. During the 16 years prior to that time, he held various positions at El Paso Exploration and Production Company, including Director and Assistant Controller from 2004 to June 2006.

Lisa J. Mellencamp, age 56, has served as our General Counsel and Secretary since January 2009. She served as Associate General Counsel for Constellation Energy Resources from March 2008 until December 2008 and as Senior Counsel of CCG from March 2005 to February 2008. Prior to that time she was Associate General Counsel at Duke Energy Americas from July 2003 to March 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our managers and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership of our equity securities and reports of changes in ownership of our equity securities with the SEC. Such persons are also required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers and managers, we believe that during 2010 all Section  16(a) reporting persons complied with all applicable filing requirements in a timely manner.

Nominations for Manager

The board of managers seeks diverse candidates who possess the background, skills and expertise to make a significant contribution to the board of managers, us and our unitholders. Annually, the nominating and corporate governance committee reviews the qualifications and backgrounds of the managers, as well as the overall composition of the board of managers, and recommends to the full board of managers the slate of Class B manager candidates to be nominated for election at the next annual meeting of unitholders. The board of managers has adopted a policy whereby the nominating and corporate governance committee will consider the recommendations of unitholders with respect to candidates for election to the board of managers and the process and criteria for such candidates will be the same as those currently used by us for manager candidates recommended by the board of managers or management.

Our Corporate Governance Guidelines, a copy of which is maintained on our website, www.constellationenergypartners.com, include criteria that are to be considered by the nominating and corporate governance committee and board of managers in considering candidates for nomination to the board of managers. These criteria require that a candidate:

•	has the business and/or professional knowledge and experience applicable to us, our business and the goals and perspectives of our unitholders;

•	is well regarded in the community, with a long-term, good reputation for highest ethical standards;

•	has good common sense and judgment;

•	has a positive record of accomplishment in present and prior positions;

•	has an excellent reputation for preparation, attendance, participation, interest and initiative on other boards on which he or she may serve; and

•	has the time, energy, interest and willingness to become involved with us and our future.

Within our Corporate Governance Guidelines there is no specific requirement that the nominating and corporate governance committee or the board of managers consider diversity in identifying candidates for nomination to the board of managers.

A unitholder who wishes to recommend to the nominating and corporate governance committee a nominee for manager for the 2011 Annual Meeting of Unitholders should submit the recommendation in writing to the Secretary, Constellation Energy Partners LLC, 1801 Main Street, Suite 1300, Houston, Texas 77002 so it is received by June 16, 2012 but not earlier than May  17, 2012.

Unitholder Communications

The board of managers has adopted a policy whereby any communications from our unitholders to the board of managers must be directed to our Secretary, who will (i) determine whether any of such communications are significant, and promptly forward significant communications to the board of managers, and (ii) keep a record of all unitholder communications that the Secretary deems not to be significant and report such communications to the board of managers on a periodic basis, but not less frequently than quarterly.

Any unitholder who wishes to communicate to the board of managers may submit such communication in writing to the Secretary, Constellation Energy Partners LLC, 1801 Main Street, Suite 1300, Houston, Texas 77002.

Related Person Transactions

Both Constellation and PostRock, through subsidiaries, own a significant number of our units. As of September 12, 2011, CEPM, a subsidiary of PostRock, owns all 485,065 of our Class A units and 3,128,670 Class B common units. Constellation Energy Partners Holdings, LLC, or CEPH, a subsidiary of Constellation, owns 2,790,224 Class B common units, all of our Class C management incentive interests and all of our Class D interests. As discussed in “Item 10. Managers, Executive Officers and Corporate Governance-Committees of the Board of Managers—Conflicts Committee”, either our board of managers or the board’s conflicts committee reviews all related person transactions.

Our board of managers has established a conflicts committee to review specific matters that the board believes may involve conflicts of interest, including transactions with related persons such as Constellation, PostRock or their affiliates, including CEPH and CEPM. The conflicts committee determines if the resolution of the conflict of interest is fair and reasonable to our company. Our limited liability company agreement provides that members of the conflicts committee may not be officers or employees of our company, or directors, officers or employees of any of our affiliates, and must meet the independence standards for service on an audit committee of a board of directors as established by NYSE Arca and SEC rules. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to our company and approved by all of our unitholders. For 2010, there were no related party transactions with Constellation, PostRock or their affiliates that were reviewed or required to be reviewed by the conflicts committee. Our board is not required by the terms of our limited liability company agreement to submit the resolution of a potential conflict of interest to the conflicts committee, and may itself resolve such conflict of interest if the board determines that (i) the terms of the related person transaction are no less favorable to us than those generally being provided to or available from unrelated third parties or (ii) the transaction is fair and reasonable to us, taking into account the totality of the relationships between the parties involved. Any matters approved by the board in this manner will be deemed approved by all of our unitholders.

Distributions and Payments to Constellation Entities

The following summarizes the distributions and payments made or to be made by us to Constellation and its subsidiaries, including CCG and CEPH, in connection with our ongoing operations and any liquidation of us. CEPM was acquired by PostRock in August 2011, and is no longer a subsidiary of Constellation.

Distributions of available cash to CEPH

We generally make any cash distributions 98% to common unitholders, including CEPH, a subsidiary of Constellation. During 2009 and 2010, CEPH received no distributions on its Class B common units. In addition, if distributions exceed the Target Distribution (as defined in our limited liability company agreement) and certain other requirements are met, CEPH will be entitled in respect of its Class C management incentive interests to 15% of distributions above the Target Distribution. For the year ended December 31, 2010, none of these applicable requirements were met, and, as a result, CEPH was not entitled to receive any Class C management incentive interest distributions.

Distributions to CEPH for Class D interests

For each full calendar quarter during the period commencing January 1, 2007 and ending on December 31, 2012 that the sharing arrangement in respect of the calculation of amounts payable to Torch Energy Royalty Trust for the non-operating net profits interest remains in effect, we will distribute to CEPH in respect of its Class D interests, approximately $0.3 million, as a partial return of the $8.0 million capital contribution made for the Class D interests, which payment will be made concurrently with the quarterly cash distribution to our common and Class A unitholders for that quarter. Unless the special distribution right has been terminated earlier, the Class D interests will be cancelled upon the payment of the final distribution of approximately $0.3 million to CEPH for the quarter ending December 31, 2012. If the amounts payable by us to the Trust are not calculated based on the sharing arrangement through December 31, 2012, unless such change is approved in advance by our board of managers and our conflicts committee, the special distribution right for future quarters will terminate. In the case of such early termination, CEPH will only have the right under specific circumstances upon our liquidation to receive the unpaid portion of the $8.0 million capital contribution that has not then been distributed to CEPH in such special distributions. If the special distribution right is terminated during a quarter, the special distribution in respect of the Class D interests will be prorated for that quarter based upon the ratio of the number of days in such quarter prior to the effective date of such termination to 90.

In connection with the initiation of certain legal proceedings involving the Trust, the special quarterly cash distribution with respect to the Class D interests has been suspended since the three month period ended March 31, 2008. We expect that these quarterly distributions on the Class D interests, and all future quarterly distributions on the Class D interests, will remain suspended until such time as distributions are permitted under our reserve-based credit facility and limited liability company agreement. Since our initial public offering, distributions of approximately $1.3 million have been paid to the holder of the Class D interests.

Payments to Constellation under the management services agreement

Each quarter until the management services agreement was terminated on December 15, 2009, a subsidiary of Constellation charged us an amount for services provided to us. This amount was agreed to annually and included a portion of the compensation paid by Constellation and its affiliates to personnel who spent time on our business and affairs. Prior to January 1, 2009, the allocation of compensation expense for our chief executive officer, chief financial officer and chief accounting officer was fixed by agreement between the parties. Until December 15, 2009, the allocation of compensation expense for other personnel of Constellation and its affiliates was determined based on the percentage of time spent by such personnel on our business and affairs. The conflicts committee of our board of managers reviewed at least annually the services provided by Constellation and its affiliates and the costs charged to us under the management services agreement and reviewed the cost allocation quarterly. The conflicts committee also determined if the amounts to be paid by us for the services performed were fair to and in our best interests. During the year, the cost allocation were adjusted upwards to reflect additional services provided by Constellation and its affiliates or downwards to reflect the transition of services to our employees. The costs charged to us under the management services agreement may have been be greater or less than the actual costs we would have incurred if the services were performed by an unaffiliated third party. For the year ended December 31, 2010, no costs were incurred under this agreement. For the years ended December 31, 2009, 2008 and 2007, approximately $1.4 million, $2.9 million and $1.4 million in costs were incurred under this agreement, respectively.

Conversion of Class C management incentive interests

Generally, if the common unitholders vote to eliminate the special voting rights of the holder of our Class A units, the Class A units will be converted into Class B common units on a one-for-one basis, and CEPH will have the right to elect to convert its Class C management incentive interests into Class B common units at fair market value. Should CEPH’s Class C management incentive interests convert into Class B common units, CEPH will receive any cash distributions on its Class B common units.

Liquidation

Upon our liquidation, the unitholders, including CEPH as a common unitholder and as the holder of the Class C management incentive interests and Class D interests that are then outstanding, will be entitled to receive liquidating distributions according to its respective capital account balances.

Omnibus Agreement

At the closing of our initial public offering in November 2006, we entered into an omnibus agreement with CCG, a subsidiary of Constellation. Under the omnibus agreement, CCG indemnified us against certain liabilities relating to:

•

for a period of six years and 30 days after our initial public offering, any of our income tax liabilities, or any income tax liability attributable to our operation of our properties, in each case relating to periods prior to the closing of our initial public offering;

•	legal actions pending against Constellation or us at the time of our initial public offering;

•

events and conditions associated with the ownership by Constellation or its affiliates of the undivided mineral interest in certain of our properties in the Robinson’s Bend Field for depths generally below 100 feet below the base of the lowest producing coal seam; and

•

for a period of one year after our initial public offering, any miscalculation in the amount payable to the Trust in respect of the NPI for any period prior to the initial public offering, provided that (i) such miscalculation relates to amount(s) payable no more than four years prior to our initial public offering and (ii) the aggregate amount payable by CCG pursuant to this bullet point does not exceed $0.5 million.

We have made a claim under the Omnibus Agreement to CCG as a result of the litigation with respect to the Torch NPI calculation for periods prior to our initial public offering. CCG has reimbursed us for one half of our legal costs associated with litigation. We have submitted a claim to CCG for one half of the $1.2 million settlement which was effective in June 2011. See our 2010 Annual Report on Form 10-K/A, Item 1. “Business—Operations—Torch Royalty NPI” for additional information.

Management Services Agreement

In November 2006, we entered into a management services agreement with a subsidiary of Constellation to provide certain management, technical and administrative services. Constellation terminated the management services agreement effective December 15, 2009. Each quarter, Constellation charged us an amount for services provided to us. This amount was agreed to annually and included a portion of the compensation paid by Constellation and its affiliates to personnel who spent time on our business and affairs. The conflicts committee of our board of managers determined that the amounts paid by us for the services performed were fair to and in the best interests of the Company. These costs totaled approximately $1.4 million for the year ended December 31, 2009. No costs were incurred during 2010.

Trademark License

In connection with our initial public offering, Constellation granted a limited license to us for the use of certain trademarks in connection with our business. The license will terminate upon the elimination of the right of the holder or holders of our Class A units to elect the Class A managers pursuant to our limited liability company agreement. Constellation will indemnify us from any third-party claims alleging trademark infringement that may arise out of our use of the Constellation trademarks under the license. No amounts were paid under this agreement during 2009 or 2010.

Constellation-Related Announcements

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On April 28, 2011, Exelon Corporation agreed to buy Constellation for approximately $7.9 billion in stock. The proposed transaction needs approval by state utility regulations in Maryland, New York, and Texas, in addition to the shareholders of both companies and federal regulators. Constellation is our former sponsor.

•

On August 8, 2011, PostRock Energy Corporation (Nasdaq: PSTR) (“PostRock”) announced that it had purchased a majority of Constellation’s interests in us. PostRock announced that it had acquired all of our 485,065 Class A units and 3,128,670 of our Class B common units in the transaction, in aggregate representing a 14.9% interest in us. In the transaction, PostRock stated that it had received the right to appoint two Class A managers to our board of managers.

PostRock further announced that Constellation received consideration of $6.6 million of cash, 1 million shares of PostRock common stock and warrants to acquire an additional 673,822 shares of PostRock common stock, with 224,607 warrants exercisable for one year at an exercise price of $6.57 a share, 224,607 warrants exercisable for two years at $7.07 a share and 224,608 warrants exercisable for three years at $7.57 a share.

Prior to the announced transaction, Constellation held all 485,065 of our Class A units and 5,918,894 of our Class B common units. As of August 31, 2011, Constellation, through its affiliates, retains 2,790,224 of our Class B common units (or an 11.5% interest in us), all of our Class C management incentive interests and all of our Class D interests.

Distributions and Payments to PostRock Entities

The following summarizes the distributions and payments made or to be made by us to PostRock and its subsidiaries, including CEPM, in connection with our ongoing operations and any liquidation of us.

Distributions of available cash to CEPM

We generally make any cash distributions 98% to common unitholders, including CEPM, and 2% to CEPM in respect of its Class A units. During 2009 and 2010, CEPM received no distributions on its Class A units or on its Class B common units.

Conversion of Class A units

Generally, if the common unitholders vote to eliminate the special voting rights of the holder of our Class A units, the Class A units will be converted into Class B common units on a one-for-one basis. Should CEPM’s Class A units convert into Class B common units, CEPM will receive any cash distributions on its Class B common units.

Liquidation

Upon our liquidation, the unitholders, including CEPM, as a common unitholder and as the holder of the Class A units that are then outstanding, will be entitled to receive liquidating distributions according to its respective capital account balances.

Audit Committee Report

The role of the audit committee of the board of managers is to assist the board of managers in its oversight of Constellation Energy Partners’ responsibility relating to: (i) the integrity of Constellation Energy Partners’ financial statements; (ii) compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; (iv) the performance of Constellation Energy Partners’ internal auditors and independent registered public accounting firm; (v) risk assessment; and (vi) risk management. We operate pursuant to a charter, a copy of which is available on Constellation Energy Partners’ website at www.constellationenergypartners.com. Management of Constellation Energy Partners is responsible for the preparation, presentation and integrity of Constellation Energy Partners’ financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing Constellation Energy Partners’ financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The independent registered public accounting firm has free access to the audit committee to discuss any matters it deems appropriate.

In the performance of our oversight function, we have considered and discussed the audited financial statements with management and the independent registered public accounting firm. We rely without independent verification on the information provided to us and on the representations made by management and the independent registered public accounting firm. We have discussed with the independent registered public accounting firm the matters required to be discussed by PCAOB Auditing Standard AU380, Communication with Audit Committees, as currently in effect. Finally, we have received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board, as currently in effect, and have considered whether the provision of non-audit services by the independent registered public accounting firm to Constellation Energy Partners is compatible with maintaining the independent registered public accounting firm’s independence and have discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based upon the reports and discussions described in this report, we recommended to the board of managers that the audited financial statements be included in Constellation Energy Partners’ Annual Report on Form 10-K, as amended, for the year ended December 31, 2010 filed with the Securities and Exchange Commission.

Richard S. Langdon, Chairman

Richard H. Bachmann

John N. Seitz

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of our units held by:

•	each unitholder who is a beneficial owner of more than 5% of our outstanding units;

•	each of our managers and named executive officers; and

•	our managers and named executive officers as a group.

The amounts and percentage of common units and Class A units beneficially owned are reported on the basis of the SEC rules governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, and/or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

Percentage of total units beneficially owned is based on 23,768,193 common units and 485,065 Class A units outstanding. Except as indicated by footnote, to our knowledge the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable. The address of all of our managers and named executive officers is c/o Constellation Energy Partners LLC, 1801 Main Street, Houston, Texas 77002. Ownership amounts are as of September 12, 2011.

	Common Units Beneficially Owned		Class A Units Beneficially Owned		Percentage of Total Units Beneficially Owned
Name of Beneficial Owner	Number	Percentage	Number	Percentage	Percentage
PostRock Energy Corporation(1)	3,128,670	13.2%	485,065	100%	14.9%
Constellation Energy Partners Management, LLC(1)	3,128,670	13.2%	485,065	100%	14.9%
Constellation Energy Group, Inc.(2)	2,790,224	11.7%	—	—	11.5%
Constellation Energy Partners Holdings, LLC(2)	2,790,224	11.7%	—	—	11.5%
Essex Equity Capital Management, LLC(3)	1,219,006	5.1%	—	—	5.0%
Richard H. Bachmann	60,612	*	—	—	*
Stephen R. Brunner	734,730	3.1%	—	—	3.0%
John R. Collins	—	—	—	—	—
Michael B. Hiney	99,678	*			*
Richard S. Langdon	40,100	*	—	—	*
Hugh M. McIntosh	—	—	—	—	—
Lisa J. Mellencamp	193,882	*			*
John N. Seitz	51,612	*	—	—	*
Charles C. Ward	297,607	1.3%	—	—	1.2%
All managers and named executive officers as a group (9 persons)	1,478,221	6.2%	—	—	6.1%

*	Less than 1%

(1)	Ownership data as reported on Schedule 13D filed on August 18, 2011, by Constellation Energy Partners Management, LLC, PostRock Energy Corporation, White Deer Energy L.P., White Deer Energy TE L.P., White Deer Energy FI L.P., Edelman & Guill Energy L.P., Edelman & Guill Energy Ltd., Thomas J. Edelman, and Ben A. Guill. PostRock Energy Corporation, through its direct ownership of Constellation Energy Partners Management, LLC, may be deemed to beneficially own the Class B common units and Class A units held by Constellation Energy Partners Management, LLC. The address of PostRock Energy Corporation and Constellation Energy Partners Management, LLC is 210 Park Avenue, Oklahoma City, Oklahoma 73102. The address of the other entities reported is White Deer Management LLC, 700 Louisiana, Suite 4770, Houston, TX 77002.

(2)	Constellation Energy Group, Inc., through its direct and indirect ownership of Constellation Enterprises, Inc., Constellation Holdings, Inc. and Constellation Power Source Holdings, Inc., is the ultimate parent company of Constellation Energy Partners Holdings, LLC and may, therefore, be deemed to beneficially own the Class B common units held by Constellation Energy Partners Holdings, LLC. The address of Constellation Energy Group, Inc. and Constellation Energy Partners Holdings, LLC is 100 Constellation Way, Baltimore, MD 21202.

(3)

Ownership data as reported on Schedule 13G filed on July 22, 2011, by Essex Equity Capital Management, LLC, Essex Equity Joint Investment Vehicle, LLC, Richmond Hill Investment Co., LP, Richmond Hill Capital Management, LLC, Richmond Hill Advisors, LLC, and Ryan P. Taylor. The address of Essex Equity Capital Management, LLC is 375 Hudson Street, 12th Floor, New York, New York 10014. The filing lists 1,133,299 Class B common units owned by Essex Equity Joint Investment Vehicle, LLC and 85,707 Class B common units owned by Richmond Hill Capital Partners, LP.

Executive Compensation

During 2008, we did not directly employ any of the persons responsible for managing our business. Our named executive officers were compensated by CCG under the compensation policies of Constellation. We reimbursed a subsidiary of Constellation for a portion of the compensation paid to our executive officers by CCG pursuant to the management services agreement. Beginning January 1, 2009, we transitioned from Constellation to us the employment of those executive officers and certain other employees who provided services to our company, and we began compensating our executive officers and other employees directly. Constellation terminated the master services agreement with us effective December 15, 2009. This ended Constellation’s role as our sponsor. During 2009, we transitioned our executive officers, certain employees, and services from being provided by Constellation to CEP. The transition of our executive management team and our compensation actions taken during 2010 are further described below. Through December 31, 2008, all of our executive officers were employees of Constellation or its affiliates, and they received no additional compensation from us. As discussed under “Distributions and Payments to Constellation Entities”, we reimbursed Constellation for direct and indirect general and administrative expenses incurred on our behalf, including the compensation of our executive officers. Each quarter, Constellation charged us an amount for services provided. This amount was agreed to annually and included a portion of the compensation paid by Constellation and its affiliates to personnel who spent time on our business and affairs. The allocation of compensation expense for the chief executive officer, chief financial officer and chief accounting officer was fixed at $150,000 each by agreement between the parties for 2008. The allocation of compensation expense for other personnel of Constellation and its affiliates was determined based on the percentage of time spent by such personnel on our business and affairs. The conflicts committee of our board of managers reviewed at least annually the services that were provided by Constellation and the costs charged to us under the management services agreement and reviewed the cost allocation quarterly. The conflicts committee also determined that the amounts to be paid by us for the services performed were fair to and in our best interests. During the year, the cost allocation was adjusted upwards to reflect additional services provided by Constellation and its affiliates or downwards to reflect the reduction of services provided by Constellation and its affiliates and the transition of services to CEP employees.

Transition of the Executive Management Team to CEP

During 2009, the services of our chief executive officer, chief operating officer, and president; chief financial officer and treasurer; and chief accounting officer and controller were transitioned from being provided by Constellation under the management services agreement to being provided as direct employees of a subsidiary of CEP. In addition, a general counsel was appointed and transitioned from being an employee of CCG. This transition was undertaken because of concerns about Constellation’s commitment to sponsor us, in part due to its announcement that it intended to sell its upstream gas assets and concerns about the strength and focus of its business and its financial position. The transition was intended to align our management team with the interests of our unitholders and to increase their focus on our business operations. Previously, the executive management team, certain other employees, and most administrative services were provided by Constellation under the management services agreement. Constellation terminated this management services agreement on December 15, 2009, which effectively ended Constellation’s role as our sponsor.

As part of this transition, the compensation committee of the board of managers retained Hewitt Associates LLC (“Hewitt”) to develop and review proposed compensation structures for the named executive officers. Hewitt benchmarked compensation of the named executive officers relative to comparable positions among a peer group of 11 exploration and production companies intended to generally reflect the market in which we compete for executive talent. The primary considerations used in the selection of the peer group companies included financial, valuation and operational criteria. The peer group used to benchmark 2009 compensation for our named executive officers consisted of the following companies:

•

Callon Petroleum Company, Carrizo Oil & Gas, Inc., Delta Petroleum Corp., Edge Petroleum Corp., Goodrich Petroleum Corp., Legacy Reserves LP, McMoRan Exploration Company, Petroquest Energy, Inc., Rosetta Resources, Inc., Venoco, Inc., and Vanguard Natural Resources, LLC.

Based on the benchmarking data, Hewitt assisted the compensation committee in developing a compensation mix that included a base salary, performance-based bonus awards, long-term incentives consisting of unit-based compensation, and one-time, inducement sign-on bonuses. The compensation mix was developed such that total direct compensation for the named executive officers approximated competitive market median levels and was heavily weighted to time based compensation, including restricted common units of CEP. The total direct compensation, as approved by the compensation committee, included a base salary and bonus award payouts based on future performance on selected performance measures. The performance awards were intended to be correlated to the creation of value for our unitholders and to balance growth, profitability, and efficient utilization of capital resources. The performance measures corresponded to our board-approved business plan and included measures that are commonly used at other comparable E&P companies. The payout against the performance award opportunities was made at the discretion of the compensation committee and was intended to include a threshold level of minimum acceptable performance, a target level of performance, and a maximum level of performance that reflected the achievement of superior performance. The time based compensation was intended to retain the management team and align it with the interests of the unitholders. The compensation committee did not require specific unit ownership targets for the executive officers.

Employment Agreements

As part of the transition, we entered into definitive employment agreements on May 1, 2009, with each of our named executive officers. The terms of these employment agreements were effective for 2009 and 2010.

Pursuant to the terms of his employment agreement, Mr. Brunner received in 2010:

•	a $300,000 annual base salary;

•

the right to participate in the 2009 Omnibus Incentive Compensation Plan, including an annual performance award under the plan that will be determined by the compensation committee of our board of managers, and that may pay up to 200% of Mr. Brunner’s base salary for superior performance (100% for target-level performance);

•

a grant pursuant to a grant agreement (a “Grant Agreement”) of 233,577 units under the 2009 Omnibus Incentive Compensation Plan, vested based on time in five equal annual installments beginning in March 2011; and

•

an inducement bonus (an “Inducement Bonus”) of $450,000 cash and 53,957 restricted common units of the company with an aggregate grant-date value of approximately $166,727 based on the closing price per unit on May 1, 2009, with 50% of the total value of the Inducement Bonus vesting and becoming payable on each of January 1, 2010 and 2011.

Pursuant to the terms of his employment agreement, Mr. Ward received in 2010:

•	a $225,000 annual base salary;

•

the right to participate in the 2009 Omnibus Incentive Compensation Plan, including an annual performance award under the plan that will be determined by the compensation committee, and that may pay up to 150% of Mr. Ward’s base salary for superior performance (75% for target-level performance);

•	a grant pursuant to a Grant Agreement of 77,859 units under the 2009 Omnibus Incentive Compensation Plan, vested based on time in five equal annual installments beginning in March 2011; and

•

an Inducement Bonus of $337,500 cash and 40,468 restricted common units with an aggregate grant-date value of approximately $125,046 based on the closing price per unit on May 1, 2009, with 50% of the total value of the Inducement Bonus vesting and becoming payable on each of January 1, 2010 and 2011.

Pursuant to the terms of her employment agreement, Ms. Mellencamp received in 2010:

•	a $200,000 annual base salary;

•

the right to participate in the 2009 Omnibus Incentive Compensation Plan, including an annual performance award under the plan that will be determined by the compensation committee, and that may pay up to 130% of Ms. Mellencamp’s base salary for superior performance (65% for target-level performance);

•	a grant pursuant to a Grant Agreement of 58,395 units under the 2009 Omnibus Incentive Compensation Plan, vested based on time in five equal annual installments beginning in March 2011; and

•

an Inducement Bonus of $300,000 cash and 35,971 restricted common units with an aggregate grant-date value of approximately $111,150 based on the closing price per unit on May 1, 2009, with 50% of the total value of the Inducement Bonus vesting and becoming payable on each of January 1, 2010 and 2011.

Pursuant to the terms of his employment agreement, Mr. Hiney received in 2010:

•	a $175,000 annual base salary;

•

the right to participate in the 2009 Omnibus Incentive Compensation Plan, including an annual performance award under the plan that will be determined by the compensation committee, and that may pay up to 80% of Mr. Hiney’s base salary for superior performance (55% for target-level performance);

•	a grant pursuant to a Grant Agreement of 25,548 units under the 2009 Omnibus Incentive Compensation Plan, vested based on time in five equal annual installments beginning in March 2011; and

•

an Inducement Bonus of $262,500 cash and 31,475 restricted common units with an aggregate grant-date value of approximately $97,258 based on the closing price per unit on May 1, 2009, with 50% of the total value of the Inducement Bonus vesting and becoming payable on each of January 1, 2010 and 2011.

Termination of Employment

Each executive’s employment may be terminated at any time and for any reason by either or both of the company and the executive. Except as described below, if the executive terminates his or her employment, all unvested or unearned awards (including the awards made under the Grant Agreements and the Inducement Bonus) will be forfeited.

If the executive’s employment is terminated in connection with an “Involuntary Termination” at any time prior to a change of control of the company or after two years have elapsed following a change of control, the company will, pursuant to the terms of the employment agreements, make payments and take actions as follows (such payments and actions, the “Severance Amount”):

•

make a cash payment of (i) one and one-half times the executive’s then-current annual compensation, which includes (A) the target-level bonus plus (B) the greater of the annual base salary in effect on the date of the Involuntary Termination or the annual base salary in effect 180 days prior to the Involuntary Termination, plus (ii) any part of the Inducement Bonus not already paid;

•

cause any unvested awards granted under the Plan or pursuant to the Inducement Award Agreement to become immediately vested and cause any and all nonqualified deferred compensation to become immediately nonforfeitable; and

•	cause a continuation of medical and dental benefits for one year following the Involuntary Termination.

If the executive’s employment is terminated (i) by the executive through the exercise of the Special Termination Option (described below) or (ii) in connection with an Involuntary Termination during the two-year period following a change of control of the company, the company will, pursuant to the terms of his or her Employment Agreement, make payments and take actions as follows (such payments and actions, the “Enhanced Severance Amount”):

•

make a cash payment of (i) two times the executive’s then-current annual compensation, which includes (A) the target level bonus plus (B) the greater of the annual base salary in effect on the date of the Involuntary Termination, the annual base salary in effect 180 days prior to the Involuntary Termination, or the annual base salary in effect immediately prior to the change of control, plus (ii) any part of the Inducement Bonus not already paid, plus (iii) the performance award and target-based grants payable under the Plan for the then-current year, paid as if the target-level performance was achieved for the entire year, prorated based on the number of whole or partial months completed at the time of the Involuntary Termination;

•

cause any unvested awards granted under the 2009 Omnibus Incentive Compensation Plan or pursuant to the Inducement Award Agreement to become immediately vested and cause any and all nonqualified deferred compensation to become immediately nonforfeitable;

•	cause a continuation of medical and dental benefits for one year following the change of control; and

•	provide for a full tax gross-up in connection with any excise tax levied on the items described in the preceding three bullets.

The “Special Termination Option” permits each executive to terminate his or her employment at any time within the one-year period following the acquisition by Constellation or its affiliates of at least 49% of our outstanding common units.

The Severance Amount and Enhanced Severance Amount are contingent on the execution of a release of any claims the terminated executive may have against us and our affiliates. In addition, any such amounts must be repaid if a final and non-appealable judgment is entered by a court of competent jurisdiction finding that the executive’s conduct in performance of his or her duties under the employment agreement constituted willful misconduct.

The initial term of the employment agreements will expire on the third anniversary of each employment agreement unless sooner terminated in accordance with the employment agreement. If the agreements have not otherwise been terminated prior to the expiration of the initial term, the employment agreements will automatically be extended for an additional one-year period unless either party to such employment agreement delivers written notice 180 days prior to the expiration of the initial term. We guaranteed the obligations of CEP Services Company, Inc. under the employment agreements.

Grant Agreements Related to Notional Units to Executive Officers

Grants Made Under the 2009 Omnibus Incentive Compensation Plan

To further align the interests of the management team with unitholders, notional unit grants have been made under the 2009 Omnibus Incentive Compensation Plan pursuant to Grant Agreements, dated May 1, 2009, by and between the company and each of Messrs. Brunner, Ward and Hiney and Ms. Mellencamp. The 2009 Omnibus Incentive Compensation Plan was adopted and approved by our board of managers on April 28, 2009, subject to approval by the company’s common unitholders. Upon approval of the plan by the common unitholders on December 1, 2009, the notional units granted to Messrs. Brunner, Ward and Hiney and Ms. Mellencamp automatically converted into the same number of restricted common units. Grants of restricted common units under this plan were also made to each of Messrs. Brunner, Ward and Hiney and Ms. Mellencamp during 2010.

Distribution Equivalent Rights

Each notional unit and restricted common unit granted under the Grant Agreements carries the right to receive distribution credits when any distributions are made by us on our common units. Any distribution credits will accrue under the Grant Agreement and be settled in cash or common units in the discretion of the compensation committee on the vesting date for the underlying notional unit or restricted common unit, as applicable. Upon approval of the 2009 Omnibus Incentive Compensation Plan by the common unitholders, the accrued distribution credits on the notional units increased the number of restricted common units that are issued upon conversion of the notional units as described above.

Vesting; Forfeiture; Change of Control

The restricted common units under the Grant Agreements will vest ratably on January 1, 2010 and the next four anniversaries of that date. The terms of the employment agreements will govern the forfeiture or accelerated vesting of the restricted common units.

Inducement Award Agreements With Executive Officers

The Inducement Bonuses were granted pursuant to Inducement Award Agreements entered into on May 1, 2009 by and between the company and each of Messrs. Brunner, Ward and Hiney and Ms. Mellencamp, without unitholder approval in reliance on the exemption provided in NYSE Arca rule 5.3(d)(5)(A).

Each restricted common unit granted in the Inducement Bonuses carries the right to receive distribution credits when any distributions are made on our common units. Any distribution credits will accrue under the Grant Agreement and be settled in cash or common units in the discretion of the compensation committee on the vesting date for the underlying restricted common unit. The terms of the employment agreements will govern the forfeiture or accelerated vesting of the Inducement Bonuses.

An explanation of our 2010 compensation actions and our plans for 2011 is discussed below in the Compensation Discussion and Analysis.

Summary Compensation Table

The following table sets forth the compensation of our named executive officers for 2010 and 2009 and the compensation of our named executive officers for 2008 for which we paid or reimbursed Constellation:

Name and Principal Position	Year	Salary	Cash Bonus(a)	Unit Grants(b)	All Other Compensation(c)	Total
Stephen R. Brunner	2010	$300,000	$300,000	$808,176	$248,260	$1,656,436
Chief Executive Officer, Chief	2009	$300,000	$300,000	$1,563,672	$18,492	$2,182,164
Operating Officer, and	2008	$120,000	$—	$—	$—	$120,000
President(d)(e)

Michael B. Hiney	2010	$175,000	$96,250	$88,396	$141,916	$501,562
Chief Accounting Officer and	2009	$175,000	$70,000	$253,429	$10,726	$509,155
Controller(d)(e)	2008	$150,000	$—	$—	$—	$150,000

Lisa J. Mellencamp	2010	$200,000	$130,000	$202,047	$167,340	$699,387
General Counsel and Secretary	2009	$200,000	$130,000	$463,309	$12,538	$805,847
	2008	$—	$—	$—	$—	$—

Charles C. Ward	2010	$225,000	$168,750	$269,392	$187,015	$850,157
Chief Financial Officer and	2009	$225,000	$168,750	$651,531	$12,988	$1,058,269
Treasurer(d)(e)	2008	$120,000	$—	$—	$—	$120,000

(a)	The amount in this column for 2010 and 2009 reflects each named employee’s annual cash incentive bonus earned for 2010 and 2009 performance. The annual cash incentive bonuses were determined by our compensation committee based on assessments of both company and individual performance. The amounts for each of Messrs. Brunner, Hiney, and Ward and Ms. Mellencamp were awarded in recognition of the achievement of overall performance at a target level.

(b)	The amount in this column reflects the grant date fair value of all unit awards in 2009 and 2010 calculated in accordance with FASB ASC Topic 718. The grant amount was computed based on the average of the closing price of our common units on the NYSE Arca for the 20 trading days prior to the date of grant, rounded to the nearest unit. These unit awards vest between 2011 and 2015. See Part IV. “Exhibits and Financial Statements Schedules—Notes to Consolidated Financial Statements-12. Unit-Based Compensation” in our Annual Report on Form 10-K for the year ended December 31, 2010 for further information.

(c)	The amount in this column reflects the vested amount of the one-time inducement sign-on bonus, the amount of matching contributions made to each employee under our 401k plan and the cost of life insurance equal to the executive officer’s salary. The one-time inducement sign-on bonus for Messrs. Brunner, Ward and Hiney and Ms. Mellencamp was $225,000, $168,750, $131,250, and $150,000, respectively.

(d)	The amounts for our executive officers in 2008 represents the fixed amount that we agreed to pay for the services of these named executive officers under the management services agreement and excludes the amount of any bonus, benefits, and cash and non-cash incentive awards to such officers paid by CCG, which amounts we were not required to reimburse. Messrs. Brunner and Ward became executive officers March 14, 2008 and their fixed base salaries were reimbursed through the management services agreement. Mr. Hiney’s fixed base salary was reimbursed through the management services agreement for 2008.

(e)	During 2008, our executive officers may have participated in the benefit plans of Constellation and its affiliates. During 2008, there were no CEP benefits plans in which such officers participated.

Grants of Plan-Based Awards for 2010

The following table sets forth the grants of plan-based awards to our named executive officers for 2010:

Name		Grant date	Compensation Committee approval date	All other unit awards: number of units	Grant date fair value of units awarded
Stephen R. Brunner	(a)	3/1/2010	3/1/2010	233,577	$808,176

				233,577	$808,176
Michael B. Hiney	(a)	3/1/2010	3/1/2010	25,548	$88,396

				25,548	$88,396
Lisa J. Mellencamp	(a)	3/1/2010	3/1/2010	58,395	$202,047

				58,395	$202,047
Charles C. Ward	(a)	3/1/2010	3/1/2010	77,859	$269,047

				77,859	$269,047

(a)	Issued pursuant to the 2009 Omnibus Incentive Compensation Plan. “See “—Compensation Discussion and Analysis—Elements of Compensation—Unit-Based Compensation—2009 Omnibus Incentive Compensation Plan.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards and their market value using the closing price of our common units at December 31, 2010 for our named executive officers:

	Outstanding Equity Awards at December 31, 2010
Name	Number of Units Not Vested	Market Value of Units Not Vested	Vesting Dates
Stephen R. Brunner	27,915	$77,604	1/1/2011
	357,296	$993,283	25% over 4 years beginning 1/1/2011
	233,577	$649,344	20% over 5 years beginning 3/1/2011

	618,788	$1,720,231
Michael B. Hiney	16,284	$45,270	1/1/2011
	39,094	$108,681	25% over 4 years beginning 1/1/2011
	25,548	$71,023	20% over 5 years beginning 3/1/2011

	80,926	$224,974
Lisa J. Mellencamp	18,610	$51,736	1/1/2011
	89,325	$248,324	25% over 4 years beginning 1/1/2011
	58,395	$162,338	20% over 5 years beginning 3/1/2011

	166,330	$462,398
Charles C. Ward	20,936	$58,202	1/1/2011
	133,987	$372,484	25% over 4 years beginning 1/1/2011
	77,859	$216,448	20% over 5 years beginning 3/1/2011

	232,782	$647,134

Vested Equity Awards for the Fiscal Year

The following table sets forth the outstanding equity awards and their market value using the closing price of our common units on the vesting date for our named executive officers that were realized by each named executive officer in 2010:

	Number of Restricted Common Units Vested in 2010	Value of Restricted Common Units Vested in 2010
Stephen R. Brunner	113,309	$484,963
Michael B. Hiney	25,183	$107,783
Lisa J. Mellencamp	39,567	$169,347
Charles C. Ward	52,608	$225,162

Potential Payments Upon Voluntary Termination, Involuntary Termination or Change In Control

As of December 31, 2010, we have employment agreements in place that provide for payments to the named executive officers in connection with certain voluntary or involuntary terminations of the individual or a change in control of CEP. The following table summarizes the value of these provisions of these employment agreements if the named executive officer is entitled to a severance amount because of an involuntary termination (including a resignation by the officer for an event of good reason thereunder) other than during a change of control as of December 31, 2010:

	Severance Amount
Name	Cash Value of Salary and Bonus	Market Value of Units To Be Vested	All Other Compensation(a)	Total Severance
Stephen R. Brunner	$900,000	$1,720,231	$244,068	$2,864,299
Michael B. Hiney	$406,875	$224,974	$138,378	$770,227
Lisa J. Mellencamp	$495,000	$462,397	$150,000	$1,107,397
Charles C. Ward	$590,625	$647,134	$187,818	$1,425,577

(a)	All Other Compensation represents the cash value of 50% of the one-time cash inducement bonus that vested on January 1, 2011, as well as the value of medical and dental insurance for one year. The one-time inducement sign-on bonus for Messrs. Brunner, Ward and Hiney and Ms. Mellencamp was $225,000, $168,750, $131,250, and $150,000, respectively.

The following table summarizes the value of these provisions of these employment agreements if the named executive officer is entitled to an enhanced severance amount because of an involuntary termination (including a resignation by the officer for an event of good reason thereunder) during a change of control period or the named executive terminates his or her employment within a one year period following the acquisition by Constellation or its affiliates of at least 49% of our outstanding common units as of December 31, 2010:

	Enhanced Severance Amount
Name	Cash Value of Salary and Bonus	Market Value of Units To Be Vested	All Other Compensation(a)	Excise Tax(b)	Total Enhanced Severance
Stephen R. Brunner	$1,500,000	$1,720,231	$244,068	$759,134	$4,223,433
Michael B. Hiney	$560,000	$224,974	$138,378	$216,774	$1,140,126
Lisa J. Mellencamp	$790,000	$462,397	$150,000	$332,342	$1,734,739
Charles C. Ward	$956,250	$647,134	$187,818	$433,278	$2,224,480

(a)	All Other Compensation represents the cash value of 50% of the one-time inducement cash bonus that vested on January 1, 2011, as well as the value of medical and dental insurance for one year. The one-time inducement sign-on bonus for Messrs. Brunner, Ward and Hiney and Ms. Mellencamp was $225,000, $168,750, $131,250, and $150,000, respectively.

(b)	Excise tax is calculated in accordance with IRS Regulation 1.280G-1 and using 2010 Form W-2 income from CEP Services Company, Inc.

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis provides a description of the material elements of our executive compensation programs, as well as perspective and context for decisions made during 2010 regarding the compensation for our named executive officers who are identified below:

•	Mr. Stephen R. Brunner, Manager, Chief Executive Officer, Chief Operating Officer and President

•	Mr. Charles C. Ward, Chief Financial Officer and Treasurer

•	Ms. Lisa J. Mellencamp, General Counsel and Secretary

•	Mr. Michael B. Hiney, Chief Accounting Officer and Controller

We have a compensation committee that consists of three managers who are all independent under the independence standards established by NYSE Arca and SEC rules. The compensation committee establishes and reviews general policies related to our compensation and benefits. The compensation committee determines and approves the compensation and benefits of our Chief Executive Officer and our other executive officers. The compensation committee is authorized to retain compensation consultants at company expense and obtain any compensation surveys or reports regarding the design and implementation of compensation programs that it may find necessary in designing, implementing or administering compensation programs. During 2010 and 2009, the compensation committee retained Hewitt to assist with compensation matters. On October 1, 2010 the lead Hewitt consultant transitioned to Meridian Compensation Partners, LLC (“Meridian”), an independent firm which was formed through a planned separation of a significant portion of the executive compensation consulting practice from Hewitt. After a review of the independence factors approved by the Dodd-Frank Wall Street Reform and Consumer Protection Act for compensation consultants and considering Meridian’s independence based on such factors, the committee confirmed the retention of Meridian in November 2010. The amounts paid to each of Meridian and Hewitt in 2010 were less than $120,000.

Executive Summary

Our overall compensation structure is designed to align our executive’s compensation with our business strategies and annual business plan that is approved by our board of managers. We maintain a compensation mix that includes a base salary, annual performance-based cash bonus awards, long-term incentives consisting of unit-based compensation, and one-time, inducement sign-on bonuses.

Compensation Philosophy

Our compensation philosophy is founded on the guiding principles that the company’s compensation programs will be:

•	aligned with the long-term interest of the company’s unitholders;

•	performance-based to motivate strong company and individual performance and reward management for achieving results;

•	competitive with market practices to enable the company to attract and retain management and technical talent;

•	flexible to optimize the value and efficiency of compensation programs; and

•	transparent, straightforward, and well-communicated to facilitate a strong understanding by all stakeholders, both internally and externally.

In developing our compensation program, we also considered: 1) the necessity of transitioning and inducing our management from being employees of an affiliate of our former sponsor to being employees of our company, 2) the positioning of our company in its early life cycle to ensure that we have the necessary leadership, experience and technical skills to operate our company, 3) the current competitive environment for oilfield executive and managerial talent, and 4) our financial position.

Our compensation policies are also intended to focus the efforts of our named executive officers and our employees on the achievement of our 2010 business plan which included both operational and financial targets. During 2010, our company’s performance exceeded or achieved the metrics and goals set forth in our 2010 business plan that was approved by our board of managers, Actual compensation awarded to individuals is generally based on the company’s achievement of its annual business plan that was reviewed and approved by our board of managers as well as such individual’s contribution towards meeting the plan.

For 2010, in light of our focus on debt reduction and continued low natural gas prices, the compensation committee determined it would be appropriate to freeze base salaries at the 2009 levels for our named executive officers and all employees except for salary increases related to promotions. In addition, the compensation committee determined it would be appropriate to reduce the 2010 unit grants made to our executive officers and certain other key employees under our unit-based compensation programs to 80% of targeted value for unit-based compensation. These actions were intended to limit total cash compensation expenses and reflected the number of remaining units available from which to make grants under our unit-based compensation programs due to a decline in the market price of our common units. In recognition of performance that exceeded or achieved the metrics and goals set forth in our 2010 business plan, the compensation committee approved the annual performance-based awards for our named executive officers at target levels. Additionally for 2010, the compensation committee requested that Hewitt conduct a review of the overall competitiveness of the compensation for Mr. Brunner. This review indicated that Mr. Brunner’s base salary and target total cash compensation were below the 25th percentile of that of the CEOs of a peer group of 13 selected exploration and production (“E&P”) companies and that his total compensation was positioned between the median and the 75% percentile relative to 2009 peer company levels largely as a result of the value of his long-term incentive awards. The study confirmed that the compensation for Mr. Brunner was heavily weighted towards long-term incentives, particularly grants of restricted common units that vest over 5 years. The compensation committee took no actions as result of this study but Hewitt was to continue to monitor developments among the peer companies and determine if further changes to the peer group may be appropriate for 2011.

Benchmarking Compensation

In setting the compensation of our named executive officers for 2009, our compensation committee analyzed the market compensation practices of a peer group of 11 E&P companies for each executive position and considered such information when setting total compensation. The peer group was intended to generally reflect the market in which we compete for executive talent. The primary considerations used in the selection of the peer group companies included financial, valuation and operational criteria. The peer group used to benchmark 2009 compensation for the named executive officers consisted of the following companies: Callon Petroleum Company; Carrizo Oil & Gas, Inc.; Delta Petroleum Corp.; Edge Petroleum Corp.; Goodrich Petroleum Corp.; Legacy Reserves LP; McMoRan Exploration Company; Petroquest Energy, Inc.; Rosetta Resources, Inc.; Venoco, Inc.; and Vanguard Natural Resources, LLC. Compensation for each executive was set giving a heavy weighting to time-based compensation in the form of restricted units of our company and notional units which automatically converted to restricted units of our company when our 2009 Omnibus Incentive Compensation Plan was approved by our unitholders so as to align the management team with the interests of our unitholders. Although the compensation committee did not establish any particular benchmark as a percentile of the industry median for the particular elements of our named executives’ compensation, the committee did desire that our named executives’ total compensation be approximately in the median of the peer group. For 2009, our compensation committee set total compensation consisting of base salary, performance-based cash bonus awards (assuming a target performance bonus award), and long-term incentives consisting of unit-based compensation at approximately 10% to 20% below the peer group median based on the benchmarking data developed for each of the named executive officers. As a one-time incentive to induce the named executive officers to become our employees and to provide a retention incentive, the compensation committee also awarded each named executive a one-time inducement sign-on bonus, vesting 50% on each of January 1, 2010 and 2011. With the addition of the inducement bonus, the total compensation of the named executive officers for 2009 was generally just above the median of the peer group.

During the first quarter of 2011, the compensation committee reviewed the compensation levels for our named executive officers and our other employees. The committee examined comparable market compensation data for 2010 contained in E&P industry compensation surveys and an executive compensation analysis prepared by Meridian. As part of this review, Meridian updated the peer group of E&P companies used to assess the overall competitiveness of the executives’ compensation based on assets, revenues, reserves, standardized measure, market capitalization, enterprise value, and scope of operations. As a result, 4 companies were added (Gastar Exploration Ltd., GMX Resources Inc., PostRock Energy Corporation, and Stone Energy Corporation) while 7 companies were removed (Approach Reserves Inc., Goodrich Petroleum Corp., Legacy Reserves LP, McMoRan Exploration Company, Petroleum Development Corporation, and Venoco, Inc.). The resulting peer group now contains 10 companies, 6 of which remain constant from the peer groups used to benchmark compensation for 2010 and 2009. The peer group used to benchmark 2011 compensation for the named executive officers now includes the following companies: Brigham Exploration Company; Carrizo Oil & Gas, Inc.; Crimson Exploration Inc.; Gastar Exploration Ltd.; GMX Resources Inc.; PetroQuest Energy, Inc.; PostRock Energy Corporation.; Rosetta Resources Inc.; Stone Energy Corporation; and Vanguard Natural Resources, LLC. The peer companies provide an overall fit with our geographic footprint and our strategic focus on unconventional natural gas resources. The E&P industry surveys indicated that the 2010 compensation levels for our named executive officers and certain of our other employees were below median levels of comparable companies. The Meridian peer group analysis confirmed that the total compensation for our named executive officers was positioned 34% below peer benchmark median levels and that total compensation for our named executive officers also fell below the 25th percentile. Additionally, for 2010, the total cash compensation was positioned 20% below the median and long-term incentive award values were 29% below the median and were generally aligned at below the 25th percentile of peer benchmark levels, partially as a result of the decision to freeze base salaries for 2010 and the vesting of 50% of the inducement bonus.

Based on this review, the compensation committee undertook actions that would narrow the gap between our compensation levels and the benchmark median. As further discussed below, the compensation committee increased the 2011 base salaries for our named executive officers and other employees and granted unit-based awards under our 2009 Omnibus Incentive Compensation Plan to our named executive officers. These actions were necessary in order to make our compensation more comparable with market practices and to enable the company to retain management and operational and technical talent needed to operate the business.

Elements of Compensation

With the help of our compensation consultant, we have developed a compensation mix that includes a base salary, annual performance-based cash bonus awards, long-term incentives consisting of unit-based compensation, and one-time, inducement sign-on bonuses. Our compensation committee annually reviews and approves the compensation paid to our non-employee managers, executive officers, and employees. The committee approves our annual salary budgets, including increases to base pay, and approves our annual performance-based bonus award pool and long-term incentive equity award pool for all employees. The base salaries, performance-based bonus awards and long-term incentive equity awards for the executive officers, other than the chief executive officer, are proposed to the compensation committee by our chief executive officer; the compensation recommendations for the chief executive officer are developed by the compensation committee. The compensation committee, in its discretion, makes the final determination about the amount of each executive officer’s compensation using comparative market data, the level of achievement of our annual business plans, our performance against our peer group, individual executive officer performance, scope of job responsibilities, and the individual’s industry experience, technical skills and tenure. From November 2010, the compensation committee, in its discretion, makes the final determination about the amount of our chief executive officer’s compensation, and recommends to our board of managers the amount of our other named executive officers’ compensation, which our board, in its discretion, finally determines.

The following is a discussion of the major components of our compensation program:

Base Salary

Our base salaries are intended to provide an assured base level of sufficient cash compensation to motivate our executives and employees. Base salaries are reviewed annually with adjustments made based on market conditions, individual performance, and internal equity considerations. For 2010, in light of market conditions and our desire to reduce expenses to provide for additional funds to reduce our outstanding debt level, the compensation committee determined it would be appropriate to freeze base salaries at the 2009 levels for our named executive officers and all employees except for salary increases related to promotions.

During 2009, an increase in the base salary pool was approved by the compensation committee for our employees. The increase was approximately 5% above our base salary pool for 2008, excluding our named executive officers and any other new employees hired by us in 2009. This increase in the base salary pool for 2009 was lower than comparable market data suggested was the industry median for an increase from 2008 to 2009. The actual base salary increases that were awarded were based on individual performance and contribution to the achievement of our annual business plans. For our non-management employees hired by us in 2009, base salaries were set at market levels. With respect to our named executive officers, in January 2009, we executed employment agreements with them and our compensation committee set their base salaries after considering Hewitt’s input and market data based on our exploration and production industry peers. See “—Transition of the Executive Management Team to CEP—Employment Agreements” above. The primary considerations used to select the peer group companies included financial, valuation and operational criteria. For our executive officers, the actual base salaries set for 2009 generally were set below the 25th percentile with respect to Mr. Brunner and Ms. Mellencamp, just above the 25th percentile for Mr. Ward, and between the 25th and 50th percentiles for Mr. Hiney of the peer group industry median according to the Hewitt survey. In 2010, the actual base salaries were frozen at 2009 levels, which resulted in base salaries for our executive officers to fall further below comparable market salaries.

For 2011, the compensation committee determined it would be appropriate to increase the base salary pool for our named executive officers and other employees because of market conditions and increased employee turnover. In addition, the freeze of base salaries in 2010 resulted in base salaries for certain of our employees falling significantly below comparable market salaries. This increase in the base salary pool for 2011 still remained lower than comparable market data suggested was the industry median for an increase from 2010 to 2011. The 2011 base salaries for Messrs. Brunner, Ward and Hiney and Ms. Mellencamp were set at $330,000, $247,500, $220,000, and $192,500, respectively. This increase leaves Mr. Brunner below the 25th percentile of benchmark peer group base salaries and leaves Messrs. Ward and Hiney and Ms. Mellencamp approximately 10% below the median of benchmark peer group base salaries. The increase in the 2011 base salary pool for our other employees was approximately 3.5% above our base salary pool for 2010, excluding our named executive officers. The actual base salary increases that were awarded in March 2011 were based on job category, individual performance and contribution to the achievement of our annual business plans. A significant portion of the total increased base salary pool was directed toward field employees in job categories where the annual base salaries were at or below $50,000.

Annual Performance-Based Bonus Awards

We maintain an annual performance-based annual bonus award program covering all of our employees, including our named executive officers. The goal of our performance-based bonus award program is to motivate and reward both financial and operational contributions to the achievement of our annual business plan. Our annual business plans are reviewed and approved by our board of managers. Our compensation committee establishes the annual performance-based bonus award pool at the end of the year after reviewing the company’s performance during the year. Each employee’s bonus opportunity is generally specified as percentage of his or her base salary. The annual bonus opportunity for our named executive officers is set pursuant to their employment agreements. Any cash performance-based awards are paid in March of the following year after the compensation committee has reviewed our company performance against our annual business plan and after the committee has approved the recommended level of performance-based awards, and from November 2010, our board of managers has approved the recommended level of performance-based awards for our named executive officers other than our chief executive officer.

The compensation committee specifically reviews and approves the bonus awards for our named executive officers. The compensation committee believes that cash-based performance awards motivate and reward for achievement of performance objectives, and also support a total compensation program that is competitive within our industry. The target and maximum bonus opportunities for our named executive officers were based on Meridian’s input and market data. See “—Transition of the Executive Management Team to CEP—Employment Agreements” above. The target bonus opportunities (as a percentage of base salary) were generally set at the median of the respective peer group benchmarks. For 2010, the compensation committee increased Mr. Hiney’s target bonus opportunity from 40% of base salary to 55% of base salary for internal equity considerations. The compensation committee has complete discretion about the amount of performance-based bonus awards that is paid to each of our named executive officers, and from November 2010, the board of managers for our named executive officers other than our chief executive officer.

The compensation committee reviewed and approved our performance-based annual bonus awards for our employees generally at their respective 2010 target levels, subject to individual performance measures, which we paid in March 2011. In recognition of performance that exceeded or achieved the metrics and goals set forth in our 2010 business plan, the compensation committee approved the performance-based awards for our named executive officers at target levels, which are 100% of base salary (or $300,000) for Mr. Brunner, 75% of base salary (or $168,750) for Mr. Ward, 65% of base salary (or $130,000) for Ms. Mellencamp, and 55% of base salary (or $96,250) for Mr. Hiney. These payouts are based, in the compensation committee’s and board of manager’s discretion and business judgment, upon satisfactory achievement of our 2010 business plan goals, including those relating to production, operating expenses, drilling capital efficiency, debt reduction, and acquisition activity. In addition, the compensation committee and the board of managers considered the individual performance of the named executive officers toward achievement of our 2010 business plan in establishing the amount of their performance-based awards. For Mr. Brunner, the compensation committee considered his implementation of our company strategy, his ability to improve our operational execution, capital efficiency, risk management and financial performance, and his ability to manage the organization to focus on personnel safety, environmental stewardship and regulatory compliance; for Mr. Ward, the compensation committee and the board of managers considered his ability to manage our borrowing base, his leadership of our business development and acquisition activities, as well as his execution of our risk management plans; for Ms. Mellencamp, the compensation committee and board of managers considered her support in organizing company records, her additional responsibilities of supervising land staff and environmental, health and safety matters, and her efforts to favorably resolve outstanding litigation and legal matters; and for Mr. Hiney, the compensation committee and the board of managers considered his leadership of our accounting and tax functions, his efforts to reduce our costs for administrative and overhead functions, and his efforts to comply with SEC disclosure changes, trends and best practices.

For 2011, we expect that the compensation committee and the board of managers will continue to set the performance-based bonus award opportunities for our named executive officers and other employees, as specified as a percentage of his or her base salary, at similar levels as in 2010. On November 2, 2010, our board of managers approved our 2011 business plan, which is further discussed in “Outlook”. Consistent with prior practice, the compensation committee and the board of managers will exercise its discretion and measure any 2011 performance-based bonus awards to be paid in March 2012 against this business plan, including those related to production, operating expense, capital efficiency, debt reduction and growth of our company, as well as individual performance of the named executive officers in carrying out our business plan during 2011.

Unit-Based Compensation

We maintain unit-based compensation programs to encourage our non-employee managers, named executive officers, key employees, and consultants to focus on our long-term performance and to provide an opportunity for these individuals to increase their stake in the company through awards, including unit and unit-based grants, that typically vest over a three-year to five-year time period for employees and over a one-year period for our non-employee managers. These long-term unit-based compensation programs provide incentive awards for such individuals to exert maximum efforts for our success. They benefit the company by enhancing the link between the creation of unitholder value and long-term executive incentive compensation, by providing an opportunity for increased equity ownership, which fosters retention, and assisting in maintaining competitive levels of total compensation. We believe that the recipients develop a sense of ownership and personal involvement in the development and financial success of our business and that unit-based compensation encourages them to remain with and devote their best interests to the business of the company, and in doing so, advance the interests of the company and our unitholders. Perhaps most importantly, awards made to our non-employee managers, officers, employees and consultants under the unit-based compensation plans may be structured so as to be settled in common units as opposed to cash in an effort to conserve the amount of available cash or future cash flow from operations to fund our ongoing operations, to reduce outstanding debt and to potentially pay any cash distributions to our unitholders.

Below is a summary of our unit-based compensation programs:

Long-Term Incentive Program

At our initial public offering, we adopted a Long-Term Incentive Plan. This plan is intended to provide an incentive to our non-employee managers, named executive officers, key employees, and consultants. We intend for this plan to align the interests of those receiving grants with the interests of our unitholders. This incentive program is expected to promote the growth of our business through the efficient developmental drilling of wells on our proved undeveloped and unproved locations and improvement of operational performance. We expect that these grants will retain key field employees that came to CEP in four separate acquisitions, build loyalty, and encourage alignment of individual performance with our annual business plan. During 2010, 2009, 2008 and 2007, grants of restricted common units were made to certain key field employees of our company. All of these grants vest ratably over a three-year period. During 2008 and 2007, grants of restricted common units were also made to our non-employee managers. All of these grants vested over a one-year period. The Long-Term Incentive Plan contains 450,000 common units, of which 335,529 units have been granted and only 114,471 remain available for future grants.

2009 Omnibus Incentive Compensation Plan

The 2009 Omnibus Incentive Compensation Plan was adopted and approved by our board of managers on April 28, 2009, and approved by our common unitholders on December 1, 2009. This plan is intended to provide an incentive to our non-employee managers, named executive officers, key employees, and consultants. We intend for this plan to align the interests of those receiving grants with the interests of our unitholders. The 2009 Omnibus Incentive Compensation Plan contains 1,650,000 common units, of which 1,408,286 units and distribution credits potentially settled in restricted common units have been granted and only 241,714 remain available for future grants.

In 2010, the compensation committee awarded 233,577, 77,859, 25,548 and 58,395 units under this plan to Messrs. Brunner, Ward and Hiney and Ms. Mellencamp, respectively, which vest over a five-year time period. Pursuant to the terms of their respective employment agreements, in 2009 the compensation committee awarded

431,655, 161,871, 47,320 and 107,914 units under this plan to Messrs. Brunner, Ward and Hiney and Ms. Mellencamp, respectively, which vest over a five-year time period. These unit awards were awarded to our named executive officers in the compensation committee’s discretion to heavily weight their compensation package to unit-based compensation to align the executives with the long-term interest of the company’s unitholders, to provide a retention incentive for these officers, and to provide a more competitive total compensation package when combined with the base salaries and cash bonus performance awards to be paid to the officers. The unit grants awarded in 2010 were lower than 2009 to reflect economic and market conditions that existed at the time the grants were made, as well as the company-specific matters such as a focus on debt reduction and the continued suspension of the quarterly distribution to unitholders. Of the total base salary, target performance-based bonus award, and unit-based compensation for our named executive officers for 2010 and 2009, greater than 50% of the total is time-based over a five-year time period to provide a retention incentive for the officers, provide a substantial portion of their compensation in units instead of cash, and provide alignment with our unitholders.

For the remainder of 2011, we currently expect to grant few, if any, of the units remaining under our Long-Term Incentive Plan and our 2009 Omnibus Incentive Compensation Plan to our non-employee managers, named executive officers, and current key employees, as we have only 356,185 remaining units available under these plans. Instead, the compensation committee and board of managers granted unit-based awards under our 2009 Omnibus Incentive Compensation Plan to our named executive officers in 2011. These unit-based awards will be settled in cash instead of units and executives may earn between 0% and 200% of the number of awards granted based on the achievement of absolute CEP unit price targets during a three-year performance period from January 2011 through December 2013. In 2011 the compensation committee or board of managers, as applicable, awarded unit-based awards, each with a value of $100, valued at $1,000,000 (10,000 unit-based awards), $350,000 (3,500 unit-based awards), $150,000 (1,500 unit-based awards) and $300,000 (3,000 unit-based awards) under this plan to Messrs. Brunner, Ward and Hiney and Ms. Mellencamp, respectively. Additionally, the compensation committee awarded other key employees a total of approximately $1.3 million (approximately 13,000 unit-based awards) in unit-based awards under the plan in May 2011.

CEP unit price targets and corresponding cash payout levels are as follows:

•	Threshold—50% cash payout at $3.50/CEP unit

•	Target—100% cash payout at $4.00/CEP unit

•	Stretch—200% cash payout at $6.00/CEP unit

•	Cash payouts for results between these points will be interpolated on a linear basis.

Failure to achieve the threshold CEP unit price will result in no cash payout of the awards granted. The determination of the level of achievement and number of awards earned will be based on a calculation of CEP’s unit price at the end of the performance period. This price calculation will be based on the average of the closing daily prices for the final 20 trading days of the performance period. In addition, the unit-based awards will vest earlier if any of the following events occur: a “change of control,” a “CEG ownership event,” death of the executive, delivery by the Company of a “disability notice” with respect to the executive, or an “involuntary termination” of the executive (with each of the foregoing terms having the corresponding definitions set forth in the respective employment agreement with the Company). Any cash payment will be made at the end of the performance period except in the case of certain change of control events, which may accelerate payment. The program is intended to benefit our unitholders by focusing the recipient’s efforts on increasing our absolute unit price over the performance period.

One-time, Inducement Sign-on Bonuses

In order to encourage CCG employees to transition to CEP, we adopted a one-time, inducement sign-on bonus program that was paid to our executives in a combination of approximately 75% in cash and approximately 25% in unit-based compensation, as well as to certain other key employees in cash. The inducement bonuses vested 50% on the first anniversary of employment and 50% on the second anniversary of employment. These inducement bonuses were intended to encourage retention and to provide a bridge from CCG’s compensation policies to those of CEP and were a key part of the effort to transition the remaining employees and services being provided by Constellation under the management services agreement to us. For our named executive officers, the inducement bonus was also intended to bring their total compensation for 2009 to just above the 50th percentile of the peer group industry median according to the Hewitt survey. Without the inducement awards, their total compensation, assuming a target performance bonus award, would have been from approximately 10% to 20% below the peer group industry median according to the Hewitt survey. The unit-based component of the inducement bonuses for our named executive officers was also intended to align management with the interest of our unitholders. Messrs. Brunner, Ward and Hiney and Ms. Mellencamp received cash and unit inducement awards in an aggregate amount of $616,727, $462,546, $359,758, and $411,150, respectively (based on the grant date fair value of the unit awards). The amount of the awards was based on the compensation committee’s discretion of an appropriate amount and represented approximately 200% of their annual base salary. This program was successful in retaining our named executives through the second anniversary of their employment in January 2011.

Executive Inducement Bonus Program

An Executive Inducement Bonus Program was adopted and approved by our board of managers on April 28, 2009. The plan was created without unitholder approval in reliance on the exemption provided in NYSE Arca rule 5.3(d)(5)(A). On May 7, 2009, we filed a registration statement with the SEC on Form S-8 for 300,000 common units associated with grants under this program made to our executives. After initial grants were made, the only additional common units that can be issued under this program are for distribution rights in connection with distribution credits. The Executive Inducement Bonus Program contains 300,000 common units, of which 146,552 units and distribution credits potentially settled in restricted common units have been granted and 153,448 remain available for future grants. These units are the unit-based component of the one-time inducement bonuses for our named executive officers described above. After the final vesting of outstanding units and the tendering of the associated units for tax withholding which occurred on January 1, 2011, we cancelled all of the 174,385 remaining units that remained unissued under the program.

Other Compensation Policies

Compensation Risk Assessment

Our compensation committee has a risk assessment process for compensation programs and found no policies or practices that would rise to the level of being reasonably likely to have a material adverse effect on the company. We believe our compensation programs do not encourage our employees to take excessive risks to achieve larger performance-based bonus awards or additional unit-based compensation above their individual targets.

Clawback Provisions

The employment contracts with four of our named executive officers contain clawback provisions. In the event of a restatement of our financial statements that are filed with the SEC, our executives must refund the amounts actually paid by us for the performance-based bonus award for the two years immediately prior to such restatement that exceed the amounts that the committee determines, in its discretion, should have been paid for those two years based on the financial results reflected in the restated financial statements. In the event there has been a final and non-appealable judgment entered by a court of competent jurisdiction that found willful misconduct by an executive in the performance of their duties prior to the termination of their employment, all payments made in the event of a voluntary or involuntary termination must be refunded.

Perquisites

We do not provide any perquisites for our named executive officers.

Company Benefits

Our named executive officers are eligible to participate in company benefit plans such as medical, dental, life, and disability insurance, 401k and flexible spending accounts on the same terms as all our employees.

Unit Ownership Requirements

We do not require specific unit ownership targets for our named executive officers or managers. However, each of the named executive officers currently maintains significant ownership in the Company.

Hedging Policies

We have a policy that does not allow speculative or proprietary trading of derivatives that create incentives to engage in risky activities that fall outside of our annual business plan. We also have a policy that prohibits employees or managers from purchasing any financial instruments that are designed to hedge or offset any decease in the market value of our units granted to them as compensation or otherwise held directly or indirectly by them.

Compensation of Managers

Each manager will be indemnified by us for actions associated with being a manager to the full extent permitted under Delaware law.

In 2007, our compensation committee retained Towers Perrin to benchmark our independent managers’ mix of compensation and amount of each element of compensation to the outside director compensation of various peer groups. Towers Perrin performed the benchmark study using the following benchmark groups:

•

a peer group of 10 exploration and production companies, consisting of the following: Clayton Williams Energy Inc., Edge Petroleum Corp., Exploration Company of Delaware Inc., Gasco Energy Inc., GMX Resources Inc., Harvest Natural Resources Inc., McMoRan Exploration Co., Panhandle Oil and Gas Inc., Petroquest Energy, Inc. and VAALCO Energy Inc.;

•	a general industry group of 326 publicly-traded companies with market capitalizations between $350 million and $1 billion; and

•

a peer group of 5 limited partnerships, consisting of the following: Atlas Energy Resources LLC, Copano Energy LLC, Crosstex Energy LP, Linn Energy LLC and Regency Energy Partners LP. Towers Perrin noted in its report that the companies in this peer group varied significantly in size.

Our board of managers, based on recommendations from our compensation committee and the Towers Perrin report, has approved the following non-employee manager unit-based compensation program:

•

Each non-employee manager will receive an annual restricted common unit award with a value of $75,000, to be granted as of March 1 of each year, such award to have a one-year vesting period and to be forfeited on a pro-rata basis if service as a manager terminates prior to the one-year vesting period.

The number of restricted common units granted to each non-employee manager is computed based on the date of the grant as determined by the compensation committee, rounded to the nearest unit. Distributions on the restricted common units are made at the time such distributions are made to other holders of common units.

Our board of managers, based on recommendations from our compensation committee and the Towers Perrin report, has approved the following individual non-employee manager annual cash compensation program:

•	$40,000 annual retainer;

•	the chairman of the audit committee will receive a $10,000 annual retainer;

•	$2,500 fee for each meeting of the board of managers and each committee meeting attended that occurs on a day when there is no board meeting; and

•	reasonable travel expenses to attend meetings.

The following table sets forth a summary of the 2010 non-employee manager compensation, as determined by our board of managers:

	Manager Compensation
Name	Fees Earned or Paid in Cash	Unit Awards(1)	All Other Compensation	Total
Richard H. Bachmann	$60,000	$63,142	$—	$123,142
Richard S. Langdon	$72,500	$63,142	$—	$135,642
John N. Seitz	$60,000	$63,142	$—	$123,142

(1)	Represents the grant date (March 1, 2010) fair value of each manager’s unit-based compensation award calculated in accordance with FASB ASC Topic 718. The grant amount was computed based on the average of the closing price of our common units on the NYSE Arca for the 20 trading days prior to the date of grant, rounded to the nearest unit. The full amount of the grant was outstanding at December 31, 2010, and these awards vested in March 2011.

In 2011, the independent managers have received the same compensation package except that each is to be paid $75,000 in cash on March 1, 2012, instead of being awarded restricted common units with a value of $75,000.

Historically, the two Class A members of our board of managers have not received compensation from us for serving as our managers. Beginning in August 2011, the two Class A members of our board of managers will begin receiving the same compensation package from us that we provide to our three independent managers.

Compensation Committee Interlocks and Insider Participation

During 2010, none of our named executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its named executive officers serving as a member of our board of managers or compensation committee.

Compensation Committee Report

The compensation committee of the board of managers has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the compensation committee recommended to the board of managers that the Compensation Discussion and Analysis be included in this proxy statement.

John N. Seitz, Chairman

Richard H. Bachmann

Richard S. Langdon

PROPOSAL NO. 2: RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011

Vote Required; Recommendation of the Board of Managers

Approval of the proposal to ratify PricewaterhouseCoopers LLP, as our independent registered public accounting firm for the year 2011 requires the affirmative vote of a majority of the votes cast by holders of our common units and Class A units (voting together with the common units) present in person or by proxy at the meeting and entitled to vote, assuming a quorum is present. Abstentions and broker non-votes have no effect on this proposal, except they will be counted as having been present for purposes of determining the presence of a quorum.

Unitholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our limited liability company agreement or otherwise. We are submitting the selection of PricewaterhouseCoopers LLP to unitholders for ratification as a matter of good corporate governance. If this selection of auditor is not ratified by a majority of the outstanding units present in person or by proxy and entitled to vote at the Annual Meeting, the audit committee will reconsider its selection of auditor. We are advised that no member of PricewaterhouseCoopers LLP has any direct or material indirect financial interest in our company or, during the past three years, has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee. A representative of PricewaterhouseCoopers LLP will attend the Annual Meeting. The representative will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

THE BOARD OF MANAGERS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” APPROVAL OF THIS PROPOSAL. IF NOT OTHERWISE SPECIFIED IN PROXY CARDS, THE PROXY WILL VOTE UNITS “FOR” APPROVAL OF THIS PROPOSAL.

Fees

We engaged our principal accountant, PricewaterhouseCoopers LLP to audit our financial statements and perform other professional services for the fiscal years ended December 31, 2010 and 2009.

Audit Fees. The aggregate fees billed for the financial statement audit or services provided in connection with statutory or regulatory filings for the years ending 2010 and 2009 were $897,344 and $932,484, respectively.

Audit-Related Fees. The aggregate audit-related fees billed by PricewaterhouseCoopers LLP for the years ending 2010 and 2009 were $11,970 and $3,600, respectively. These fees related to consents for registration statements.

Tax Fees. The aggregate fees related to the preparation of K-1 statements for the years ended 2010 and 2009 were $684,728 and $466,147, respectively.

All Other Fees. The other fees billed by our principal accountant for the years ending 2010 and 2009 for services other than those described above were $7,500 and $7,500, respectively.

Audit Committee Pre-Approval Policies and Practices

Our audit committee must pre-approve any audit and permissible non-audit services performed by our independent registered public accounting firm. Additionally, the audit committee has oversight responsibility to ensure the independent registered public accounting firm is not engaged to perform certain enumerated non-audit services, including but not limited to bookkeeping, financial information system design and implementation, appraisal or valuation services, internal audit outsourcing services and legal services. The audit committee has adopted an audit and non-audit services pre-approval policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent registered public accounting firm must be approved. Pursuant to the policy, all services must be reviewed and approved and the chairman of the audit committee has been delegated the authority to specifically pre-approve services, which pre-approval is subsequently reviewed with the committee.

PROPOSAL NO. 3: UNITHOLDER PROPOSAL REGARDING DISTRIBUTIONS

Investment Partners Opportunities Fund, 4020 South 147th Street, Omaha, NE 68137, the beneficial owner of 85,000 Class B common units, has advised us that it intends to submit the proposal set forth below for consideration at the annual meeting. The proposal will be voted on at the annual meeting only if properly presented by or on behalf of the unitholder proponent.

Unitholder Resolution

RESOLVED: The unitholders of Constellation Energy Partners (CEP) request the Board of Managers to resume paying quarterly cash distributions of an appropriate amount relative to members’ equity.

Supporting Statement of Unitholder

CEP has not paid cash distributions to unitholders in over two years, and over that time CEP’s unit price appears to have markedly underperformed the Alerian MLP Index, Dow Jones US Exploration & Production Index, and a peer group, according to a graph on page 48 of CEP’s 2010 10-K. At March 31, 2011, CEP’s units traded at approximately an 82.5% discount to per-unit net asset value of its total reserves, according to data on page 7 of the support material from CEP’s first-quarter 2011 conference call.

Among the main reasons investors are attracted to master limited partnerships is that they provide cash-flow in the form of ongoing distributions. In fact, CEP’s 2006 prospectus stated on page 2, “[CEP’s] primary business objective is to generate stable cash flows allowing [CEP] to make quarterly cash distributions to [its] unitholders and over time to increase the amount of [its] future quarterly distributions by executing [its] business strategy.”

After May 2009, CEP “temporarily” ceased paying distributions, opting instead to reduce debt. Prior to the suspension, CEP’s quarterly distribution was $0.13 per unit in 2009 and $0.5625 per unit in 2008. Faced with similar issues, other master limited partnerships in the energy sector chose to raise equity capital, thereby strengthening their balance sheets, reducing debt, financing growth, and maintaining cash distributions.

According to CEP’s 2010 10-K, “[t]hrough February 25, 2011, [the company had] successfully reduced [its] outstanding debt level from a high of $220.0 million to $165.0 million.” It also stated that “[d]uring 2011, [CEP] intend[s] to continue to use [its] excess operating cash flows to continue to reduce [its] outstanding debt by an additional $25.0 million to $30.0 million.” If that projection holds true, then the amount of debt repayment over the past few years could exceed $3.00 per unit, excluding interest expense. While cash distributions have remained suspended to reduce debt, we note that expenses for the top 4 executives listed in CEP’s 2010 10-K have remained high. In 2010, senior management expenses were $3,707,542 (approximately $0.15 per unit), of which at least $1,595,000 was cash.

With the continued suspension of cash distributions, we think that among the only constituents of CEP currently deriving an immediate benefit from the company’s existence are its creditors and its employees.

Since the 10-K states that “[a]s of February 25, 2011, [CEP’s] reserve-based credit facility [had] a borrowing base of $195.0 million, which currently leaves [CEP] with $30.0 million of funds available for borrowing”, we believe that by year end there should be enough liquidity for CEP to resume paying meaningful quarterly cash distributions. We also feel that resumption of distributions would likely affect CEP’s unit price positively.

If you want to see CEP return to its primary business objective of paying a meaningful, ongoing distribution, please vote for this proposal.

Recommendation of the Board of Managers

The board of managers has considered the above proposal carefully and believes that it is not in the best interests of our unitholders. The board of managers therefore recommends that you vote AGAINST the proposal for the following reasons.

Decisions regarding the payment of distributions and the repayment of debt are integral parts of the financial management that all public companies deal with in the ordinary course of their business. In considering and weighing matters as complex as balancing the payment of distributions and the repayment of debt, or reserving cash for any other purpose that our board of managers deems appropriate, it should be the exclusive province of our board of managers, in the exercise of prudent business judgment, to review the variety of factors unique to our business, in order to determine how the interests of our company and our unitholders may best be served.

Every quarter, our board of managers evaluates the appropriate level of quarterly cash distributions to make to our unitholders. Our board of managers carefully considers many factors that impact our ability to make quarterly cash distributions, including our business operations and opportunities, outstanding debt and cash reserves needed for the proper conduct of our business. Decisions regarding financial matters are critical to our success. They are complex in nature because of the level of knowledge needed about the operational and financial position of our company, as well as market conditions such as the expected level of future oil and natural gas prices, interest rates, and business conditions in the energy industry and the U.S. economy. Decisions regarding our company’s financial matters, including the level of quarterly cash distributions, are properly within the discretion of our board of managers. As our board of managers reviews our company’s business results, cash resources and financial position on at least a quarterly basis, they must have the flexibility to act in the best interests of our company and our unitholders. Although the unitholder proposal set forth above is advisory in nature, its approval may inhibit the ability of our board of managers to objectively and effectively guide the business, operations, opportunities and financial condition of our company. As such, the board of managers recommends that you vote AGAINST this proposal.

THE BOARD OF MANAGERS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “AGAINST” APPROVAL OF THIS PROPOSAL. IF NOT OTHERWISE SPECIFIED IN PROXY CARDS, THE PROXY WILL VOTE UNITS “AGAINST” APPROVAL OF THIS PROPOSAL.

Vote Required

Approval of the unitholder proposal requires the affirmative vote of a majority of the votes cast by holders of our common units and Class A units (voting together with the common units) present in person or by proxy at the meeting and entitled to vote, assuming a quorum is present. Abstentions and broker non-votes have no effect on this proposal, except they will be counted as having been present for purposes of determining the presence of a quorum.

SUBMISSION OF UNITHOLDER PROPOSALS AND MANAGER NOMINATIONS FOR NEXT YEAR

Proposals for 2012 Annual Meeting

Any unitholder who desires to include a proposal in the proxy statement for the 2012 annual meeting must deliver it so that we receive it by May 17, 2012. However, if the date of the 2012 annual meeting is changed by more than 30 days from the date of the 2011 annual meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials.

For presentation at the next annual meeting of unitholders, pursuant to our limited liability company agreement, any unitholder who wants to present a proposal at the 2012 annual meeting must deliver it so it is received by June 16, 2012, but not earlier than May 17, 2012. However, if the date of the 2012 annual meeting is changed so that it is more than 30 days earlier or more than 30 days later than the anniversary of the 2011 Annual

Meeting, any such proposals must be delivered not more than 120 days prior to the 2012 annual meeting and not less than the later of (1) 90 days prior to the 2012 annual meeting or (2) 10 days following the day on which we first publicly announce the date of the 2012 annual meeting.

These advance notice, informational and other provisions are in addition to, and separate from, the requirements that a unitholder must meet in order to have a proposal included in our proxy statement under the rules of the SEC.

Any proposals must be sent, in writing, to the Secretary, Constellation Energy Partners LLC, 1801 Main Street, Suite 1300, Houston, Texas 77002. Proposals will not be accepted by facsimile.

Nominations for 2012 Annual Meeting and for Any Special Meeting

Pursuant to Section 11.13(b) of our limited liability company agreement, only persons who are nominated in accordance with the following procedures are eligible for election as managers. Nominations of persons for election to our board of managers may be made at an annual meeting of unitholders only (a) by or at the direction of our board of managers or (b) by any unitholder of our company: (i) who is entitled to vote at the meeting or (ii) who was a record holder of a sufficient number of units as of the record date for such meeting to elect one or more members to our board of managers assuming that such holder cast all of the votes it is entitled to cast in such election in favor of a single candidate and such candidate received no other votes from any other holder of units (or, in the case where such holder holds a sufficient number of units to elect more than one manager, such holder votes its units as efficiently as possible for such candidates and such candidates receive no further votes from holders of outstanding units). All nominations, other than those made by or at the direction of our board of managers, must be made pursuant to timely notice in writing to our Secretary. With respect to manager elections held at our annual meetings, our limited liability company agreement provides that to be timely, a unitholder’s notice must be delivered to our Secretary at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting. For a nomination of any person for election to our board of managers to be considered at the 2012 annual meeting of unitholders, it must be properly submitted to our Secretary at 1801 Main Street, Suite 1300, Houston, Texas 77002, no later than June 16, 2012, but not earlier than May 17, 2012. Our limited liability company agreement also provides that unitholder nominations of persons for election to our board of managers may be made at a special meeting of unitholders at which managers are to be elected pursuant to our notice of meeting provided unitholder notice of the nomination is timely. To be timely, a unitholder’s notice must be delivered to our Secretary not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of the seventieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by our board of managers to be elected at such meeting.

A unitholder’s notice to our Secretary must set forth (a) as to each person whom the unitholder proposes to nominate for election or reelection as a manager all information relating to such person that is required to be disclosed in solicitations of proxies for election of managers, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a manager if elected; and (b) as to the unitholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such unitholder as they appear on our books and of such beneficial owner, (ii) the class and number of units which are owned beneficially and of record by such unitholder and such beneficial owner, and (iii) whether either such unitholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of units to elect such nominee or nominees.

HOUSEHOLDING MATTERS

Unitholders who share a single address will receive only one proxy statement at that address unless we have received instructions to the contrary from any unitholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a unitholder of record residing at such an address wishes to receive a separate copy of this proxy statement or of future proxy statements (as applicable), he or she may contact our Investor Relations at (877) 847-0009 or write to Investor Relations, Constellation Energy Partners LLC, 1801 Main Street, Suite 1300, Houston, Texas 77002. We will deliver separate copies of this proxy statement promptly upon written or oral request. If you are a unitholder of record receiving multiple copies of our proxy statement, you can request householding by contacting us in the same manner. If you own your common units through a bank, broker or other unitholder of record, you can request additional copies of this proxy statement or request householding by contacting the unitholder of record.

Constellation Energy Partners LLC

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IMPORTANT ANNUAL MEETING INFORMATION	000004

ENDORSEMENT_LINE______________ SACKPACK_______________

MR A SAMPLE
DESIGNATION (IF ANY)
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Electronic Voting Instructions

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote by Internet
- Log on to the Internet and go to **www.envisionreports.com/CEP**
- Follow the steps outlined on the secured website.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

1234 5678 9012 345

1. Election of Managers:

Nominee	For	Withhold
01 - Richard H. Bachmann	☐	☐
02 - Richard S. Langdon	☐	☐
03 - John N. Seitz	☐	☐

+

B Non-Voting Items

Change of Address — Please print new address below.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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Electronic Voting Instructions

You can vote by Internet or telephone!

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Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting

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methods outlined below lo vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

12:00 a.m., Central Time, on October 24,2011.

\mm\ Vote by lrIternet

• Log on to the Internet and go to

I°°I WWW.ENVLSIONREPORTS.COM’CEP

• Follow the steps outlined on the secured website.

jBSSfc Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA,

US terntones & uanada any time on a touch tone

telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your voles wilh an X as shown in | v 1

• Follow the instructions provided by the recorded message.

this example. Please do nol write outside the designated areas. 1 1

Annual Meeting Proxy Card( 1234 5678 9012 345)

? IF YOU HAVE NOT VOTED VIA THE INTERNET Qß TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ?H Proposals — The Board of Managers recommends a vote FOR all the nominees listed, FOR Proposal 2, and AGAINST Proposal 3.

1. Section of Managers:

For Withhold

For Withhold

For Withhold

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01 - Richard H, Bachmann

D D

02 - Richard S. Langdon

D D

03 - John N. Seitz

D D

For Against Abstain

For Against Abstain

2. Appointment of PricewaternouseCoopers LLP as independent registered public accounting firm for the year ending December 31,2011.

D D D

3. Unitholder Proposal Regarding Distributions.

D D D

El Non-Voting Itemhange of Address — Please prinl new address below. Meeting Attendance

— 1 Mark box to the right if “ ]

you plan to attend the ‘-’ Annual Meeting.

Q Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

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Constellation Energy Partners LLC

Proxy — Constellation Energy Partners LLC

The undersigned hereby appoints Stephen R. Brunner and Charles C. Ward, or each of them, with or without the other, proxies, with full power of substitution, to vote all common units that the undersigned is entitled to vote at the 2011 Annual Meeting of Unitholders of Constellation Energy Partners LLC to be held on October 24,2011, and all adjournments and postponements thereof on all matters that may properly come before the annual meeting,

Your common units will be voted as directed on this card. If this card is signed and no direction is given for any item, they will be voted in favor of all board nominees listed and Proposal 2 and against Proposal 3.

Please sign and date this card on the reverse, tear off at the perforation, and mail promptly in the enclosed postage-paid envelope.

If you have any comments or a change of address, mark on the reverse side.

(Continued and to be voted on reverse side)

SEE REVERSE SIDE